UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C

AMENDMENT  - 2

(RULE 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
Of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary information statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

☐	Definitive information statement.

DAVEL COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:
(3)	Filing party:
(4)	Date filed:

Davel Communications, Inc.
200 Public Square, Suite 700
Cleveland, Ohio 44114
(216) 241-2555

INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Our Board of Directors is furnishing this information statement to all holders of record of the issued and outstanding shares of our common stock, $0.01 par value per share (“Common Stock”), as of the close of business on March 7, 2005 (the “Record Date”), in connection with our proposed Amendment to our Certificate of Incorporation (“Amendment”) to effectuate a 1-for-97,500,000 reverse stock split (the “Reverse Stock Split”) and, in lieu of issuing fractional shares, to pay $0.015 per share to any holder of less than 97,500,000 shares. If consummated, the Reverse Stock Split would enable us to provide liquidity to our minority stockholders and terminate our periodic reporting obligations under Section 13 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the registration of our Common Stock under Section 12(g) of the Exchange Act (collectively, “Registration and Periodic Reporting Obligations”). Following the Reverse Stock Split, we expect that shareholders who will be cashed out will receive payment for their shares 60 days after the date of this Information Statement.

Section 242 of the Delaware General Corporation Law requires us to obtain stockholder approval of the Amendment. We have one class of capital stock outstanding, our common stock (the “Common Stock”). Only stockholders of record at the close of business on the Record Date are entitled to approve and adopt the Amendment. As of the Record Date, 615,018,963 shares of Common Stock were issued and outstanding, held of record by approximately 1,615 stockholders. Each share of Common Stock issued and outstanding on the Record Date is entitled to one vote with regard to the approval and adoption of the Amendment. There are no dissenters’ rights of appraisal with respect to the Amendment.

Under the Delaware General Corporation Law and our bylaws, our stockholders may approve the Amendment without a meeting, without prior notice and without a vote if a written consent to the Amendment is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted (here, a majority of the outstanding shares of Common Stock). Davel Acquisition Corp., a wholly-owned subsidiary of Mobilepro Corp. (together “Mobilepro”) holds a majority of the outstanding shares of Common Stock. Mobilepro has approved the Amendment by written consent dated effective as of March 7, 2005. Accordingly, your consent is not required and is not being solicited in connection with the Amendment, and approval of the transaction is assured. See “The Reverse Stock Split- Approval of the Reverse Stock Split By Our Directors and Stockholders”.

We will pay the expenses of furnishing this information statement, including the cost of preparing, assembling and mailing this information statement. We anticipate that this information statement will be sent or given on or about March 31, 2005 to the record holders of Common Stock as of close of business on the Record Date, and that the Amendment will be filed with the Delaware Secretary of State and become effective no earlier than the twentieth day after this information statement is sent or given to those holders of Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Reverse Stock Split, passed upon the merits or fairness of the Reverse Stock Split, or passed upon the adequacy or accuracy of the disclosure in this information statement. Any representation to the contrary is a criminal offense.

INFORMATION STATEMENT
Summary Term Sheet

This summary term sheet, highlights selected information from the information statement and addresses material terms of the transaction. You should carefully read this entire information statement and the other documents to which we refer you for a more complete understanding of the matters being described in this summary term sheet. In addition, we incorporate by reference important business and financial information into this information statement. You may obtain the information incorporated by reference into this information statement without charge by following the instructions in the section entitled “Where You Can Find More Information.”

Reverse Stock Split

Purpose of the Reverse Stock Split

The purpose of the Reverse Stock Split is to make the Company a private company. The Reverse Stock Split is a means by which Mobilepro will be able to effectively purchase the 4.8% of shares of our outstanding Common Stock that it does not beneficially own (the “Minority Stockholders”). As a result, the Reverse Stock Split will enable us to terminate our Registration and Periodic Reporting Obligations so that we may continue future operations as a private company, relieving us of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. We intend to accomplish this purpose by reducing the number of holders of record of our Common Stock to fewer than 300 by cashing out the fractional shares that would otherwise result from the Reverse Stock Split. See “Reasons for the Reverse Stock Split”.

Independent Fairness Opinion

Our Board of Directors engaged Reznick Fedder & Silverman Financial Advisors Group, L.L.C. (“Reznick”) to opine as to the fairness, from a financial point of view, of the consideration, in the amount of $0.015 per share, to be received by the Minority Stockholders set forth in the Loan Purchase Agreement and Transfer and Assignment of Shares and related agreements entered into between, among others, the former Lenders to the Company as Sellers, Mobilepro as Buyer, and the Company (the “Loan Purchase Agreement”).

Findings of the Board of Directors

Our Board of Directors, Davel Acquisition, and Mobilepro believe that the Reverse Stock Split is in the best interest of, and substantively and procedurally fair to, all of our unaffiliated stockholders, who will be redeemed pursuant to the Reverse Stock Split. Our Board of Directors further concluded that the advantages of the Reverse Stock Split to the unaffiliated stockholders outweighed the disadvantages, and that it was substantively and procedurally fair to them, and, therefore, that the transaction was in all of our stockholders’ best interests. See “Special Factors Considered in Approving the Reverse Stock Split”.

Approval of Board of Directors

On February 17, 2005, our Board of Directors adopted resolutions authorizing and approving the Amendment and the implementation of the Reverse Stock Split. Our Board of Directors consists of three members, each of whom are executive officers and employees of Mobilepro. These members of the Board of Directors that approved the split in February 2005 are, therefore, affiliated with Mobilepro. The Board of Directors directed management to submit the Amendment to our stockholders for approval and reserved the right to abandon the Amendment and the Reverse Stock Split at any time prior to the Effective Time. See “The Reverse Stock Split - Approval of the Reverse Stock Split By Our Board of Directors and Stockholders” and “Substantive and Procedural Factors Considered by Our Board of Directors as to the Fairness of the Reverse Stock Split”.

Approval of Stockholders

We had approximately 1,615 stockholders of record holding an aggregate of 615,018,963 shares of Common Stock outstanding as of the Record Date. Of those shares, approximately 95.2%, or 585,271,794 shares, were controlled by Mobilepro. Each stockholder is entitled to one vote per share. The proposed action to implement the Reverse Stock Split requires the affirmative vote or written consent of the holders of a majority of the outstanding shares of our common stock as of the Record Date. Mobilepro, holding a majority of our voting power, approved the Amendment by written consent effective as of March 7, 2005. See “The Reverse Stock Split - Approval of the Reverse Stock Split By Our Board of Directors and Stockholders”.

Estimated Effective Time

We anticipate that the Amendment will be filed with the Delaware Secretary of State and the Reverse Stock Split will become effective on or about April 20, 2005 (“Effective Time”). However, in no event will the Reverse Stock Split be consummated earlier than that twentieth day after this information statement is sent or given to those persons or entities that held Common Stock as of the Record Date. See “The Reverse Stock Split - Effective Time of the Reverse Stock Split”.

Implementation and Effects of Reverse Stock Split

Following the Reverse Stock Split, we anticipate that Mobilepro will be the sole stockholder of record holding all of the outstanding shares of our Common Stock.

Every holder of record of Common Stock at the Effective Time will be entitled to receive one share of our Common Stock in exchange for every 97,500,000 shares of Common Stock held by that holder immediately prior to the Effective Time. No fractional shares will be issued. Instead, in lieu of issuing fractional shares to holders who would otherwise be entitled to receive a fractional share of our Common Stock as a result of the Reverse Stock Split (“Cashed-Out Stockholders”), we will pay cash consideration at the rate of $0.015 for each share of Common Stock that was outstanding before the Effective Time but was not converted into a full share of post-split Common Stock (the “Cash Consideration”).

TABLE OF CONTENTS

Summary Term Sheet	-
Purpose of the Reverse Stock Split	-
Independent Fairness Opinion	-
Findings of the Board of Directors	-
Approval of Board of Directors	-
Approval of Stockholders	-
Estimated Effective Time	-
Implementation and Effects of Reverse Stock Split	-
Basic Terms	6
Effective Time of the Reverse Stock Split	6
Approval of the Reverse Stock Split by Our Board of Directors and Stockholders	6
Effects if Reverse Stock Split is Not Consummated	7
Stock Certificates	7
Provision for Unaffiliated Stockholders	8
Source of Funds and Financial Effect of the Reverse Stock Split	8
Fees and Expenses	8
Accounting Consequences	8
Certain Legal Matters	9
Regulatory Filings and Approvals	9
Background of the Transaction	9
Approval of the Reverse Stock Split	13
Purposes of the Reverse Stock Split	13
Alternatives Considered by the Board of Directors	13
Reasons for the Reverse Stock Split	14
Cost Savings	14
Financial Information	15
Competitive Disadvantage	15
Procedural Factors Favoring the Reverse Stock Split	15
The Reverse Stock Split Provides Our Stockholders with Liquidity	15
No Unusual Conditions to the Reverse Stock Split	15
The Reverse Stock Split Ration was Calculated Without Bias Toward Any Particular Group of Stockholders and Will Apply Equally to All Shares of Our Common Stock	15
Procedural Factors Disfavoring the Reverse Stock Split; Interests of Mobilepro in the Reverse Stock Split	16
The Reverse Stock Split Will be Approved by Mobilepro, Without a Vote by Unaffiliated Stockholders	16
As a Result of the Reverse Stock Split, Mobilepro will own 100% of our Common Stock	16
Substantive Factors Favoring the Reverse Stock Split	16
Agreement to Purchase Interests of Minority Stockholders	16
Direct and Indirect Cost Savings	16
The Reverse Stock Split Offers Stockholders the Opportunity to Receive Cash as a Premium In Lieu of Fractional Shares	16
Substantive Factors Disfavoring the Reverse Stock Split	17
Inability to Participate in Any Future Increase in the Value of Our Common Stock	17
Analysis of Skyworks Securities	17
Opinion of the Board’s Financial Advisor	23
Analysis of the Board of Directors	29
Board of Directors’ Determination and Recommendation	32
General Examples of Potential Effects of the Reverse Stock Split	32
Effect of the Reverse Stock Split on Option and Warrant Holders	32

Effects of the Reverse Stock Split on Our Company	33
Conduct of Our Business After the Reverse Stock Split - Future Company Plans	33
Reservation of Right to Abandon the Reverse Stock Split	34
Escheat Laws	34
Appraisal Rights	34
Material Federal Income Tax Consequences	34
Other Information	39
Regulatory Approvals	39
Background Information Concerning Our Directors, Executive Officers and Controlling Stockholders	39
Prior Transactions Between Mobilepro and Our Company	42
Interests of Certain Persons in or Opposition to the Reverse Stock Split - Security Ownership of Certain Beneficial Owners and Management	43
Market Prices of Our Common Stock and Dividend Policy	45
Financial Statements, Supplementary Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk	46
Forward Looking Statements	46
Legal Proceedings	46
Where You Can Find More Information	47

SPECIAL FACTORS

The Reverse Stock Split

Basic Terms

Under the terms of the Reverse Stock Split, every holder of record at the Effective Time will be entitled to receive one share of our Common Stock in exchange for every 97,500,000 shares held by such person immediately prior to the Effective Time. No fractional shares will be issued. Instead, in lieu of issuing fractional shares to Cashed-Out Stockholders who would otherwise be entitled to receive a fractional share of our Common Stock as a result of the Reverse Stock Split, we will pay Cash Consideration at the rate of $0.015 for each share of Common Stock that was outstanding immediately prior to the Effective Time but was not converted into a full share of post-split Common Stock.

Because of the limited trading market for our Common Stock and the number of shares held by Mobilepro, a stockholder is unable to purchase enough shares on the open market to avoid becoming a Cashed-Out Stockholder as a result of the Reverse Stock Split and will be unable to retain an equity interest in our Company.

For payment purposes, we intend for the Reverse Stock Split to treat stockholders holding Common Stock in a street name through a nominee, such as a bank or broker, in the same manner as stockholders whose shares are registered in their own names. Nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. Accordingly, we also refer to those street name holders who receive a cash payment instead of fractional shares as Cashed-Out Stockholders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees.

The Reverse Stock Split is structured to be a Rule 13E-3 transaction under the Exchange Act because it is intended to, and if completed, will reduce the number of record holders of our Common Stock to fewer than 300, which will position us to terminate our Registration and Periodic Reporting Obligations. In connection with the Reverse Stock Split, we have filed a Rule 13E-3 Transaction Statement on Schedule 13E-3 with the Commission. We intend to apply for the termination of our Registration and Periodic Reporting Obligations as soon as practicable after the Effective Time.

Effective Time of the Reverse Stock Split

We anticipate that the Amendment will be filed with the Delaware Secretary of State and the Reverse Stock Split will become effective on or about April 20, 2005. However, in no event will the Effective Time of the Reverse Stock Split be earlier than the twentieth day after this information statement is sent or given to those persons or entities that held Common Stock as of the Record Date. The record date for determining the shares of our Common Stock that will be subject to the Reverse Stock Split will be the Effective Time.

Approval of the Reverse Stock Split By Our Board of Directors and Stockholders

As detailed below in “Approval of the Board of Directors,” our Board of Directors has approved the Amendment and the implementation of the Reverse Stock Split and reserved the right to abandon the Amendment and the Reverse Stock Split at any time prior to the Effective Time. Under the Delaware General Corporation Law and our bylaws, our stockholders may approve the Amendment and Reverse Stock Split without a meeting, without prior notice and without a vote if a written consent to the Amendment is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted (here, a majority of the outstanding shares of Common Stock). Mobilepro, which holds a majority of the outstanding shares of our Common Stock, has approved the Amendment by written consent dated effective as March 7, 2005. Accordingly, no other stockholder approval is required and is not being solicited in connection with the Amendment.

No special compensation was paid to the Company’s current Board of Directors in connection with evaluating this transaction. In connection with the negotiation, review and approval of the Loan Purchase Agreement, the Company appointed a special committee of two disinterested directors (the “Special Committee”). Messrs. James Chapman and Andrew Barrett served on the Special Committee, with Mr. Chapman serving as the Chairman. In connection with the services rendered each member of the Special Committee received a one-time payment of $35,000. Mr. Chapman received an additional payment of $15,000 as consideration for his services as Chairman.

Information about Mobilepro, the stockholder that consented to the Amendment and the number of shares of Common Stock owned as of the Record Date and included in the written consent approving the Reverse Stock Split is as follows:

Name of Stockholder	Number of Shares

Davel Acquisition Corp.	585,271,794
c/o Mobilepro Corp.
6701 Democracy Blvd.
Suite 300
Bethesda, MD 20817

Additional beneficial ownership information is contained below in “Interests of Certain Persons in or Opposition to the Reverse Stock Split - Security Ownership of Certain Beneficial Owners and Management”.

Effects if Reverse Stock Split is Not Consummated

If the Reverse Stock Split is not consummated, our Registration and Periodic Reporting Obligations will continue, and we will not benefit from the substantial reduction in general and administrative costs associated with being a non-reporting company. In addition, our senior management will have to continue to devote significant time to our Registration and Reporting Obligations, which they will not be able to devote to other company operations. See “Reasons for the Reverse Stock Split - Cost Savings”.

Stock Certificates

Our transfer agent, Mellon Investor Services, has been appointed as our exchange agent to carry out the exchange of existing Common Stock certificates for new Common Stock certificates and to send cash payments in lieu of issuing fractional shares. Promptly following the Effective Time, the transfer agent will send a letter of transmittal to each affected stockholder. The letter will describe the procedures for surrendering stock certificates in exchange for new Common Stock certificates and/or the Cash Consideration. Upon receipt of the stock certificates and properly completed letters of transmittal, the transfer agent will issue the appropriate new stock certificates and/or make the appropriate cash payment within approximately 20 business days.

No service charges will be payable by our stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares because we will bear those expenses. We will not pay interest on cash sums due to any stockholder in connection with the Reverse Stock Split.

All stock certificates outstanding immediately prior to the Effective Time evidencing ownership of our Common Stock will be deemed cancelled without further action by their holders as of the Effective Time. Please do not send any stock certificates to our transfer agent or us in connection with the Reverse Stock Split until you receive and complete a letter of transmittal.

Provision for Unaffiliated Stockholders

Neither we, nor any executive officer or director of our Company nor any person controlling us has made any provision in connection with the Reverse Stock Split to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services for such stockholders. The consent of a majority of the unaffiliated shareholders is not required, and a majority of directors who are not employees of Davel did not hire an unaffiliated representative for the unaffiliated shareholders.

Source of Funds and Financial Effect of the Reverse Stock Split

Given that the actual number of shares of Common Stock that we will purchase is unknown at this time, the total cash we will pay to stockholders is currently unknown, but is estimated to be approximately $450,000. We expect to pay the Cash Consideration in connection with the Reverse Stock Split and other expenses for the Reverse Stock Split through our available cash or advances from Mobilepro. The Reverse Stock Split and the use of approximately $600,000 in cash to complete the Reverse Stock Split, which includes professional fees and other expenses related to the transaction and cash payments to be made in lieu of issuing fractional shares, are not expected to adversely affect in any material respect our capitalization, liquidity, results of operations or cash flow.

We estimate that the fractional shares that would otherwise be issued in the Reverse Stock Split would aggregate to approximately 30,000,000 pre-split whole shares of Common Stock, resulting in cash payments to Cashed-Out Stockholders of approximately $450,000 (30,000,000 whole shares at $0.015).

Our Common Stock is traded over-the-counter on the OTC Bulletin Board under the symbol “DAVL.OB”. On September 7, 2004, the last trading price for our Common Stock prior to the announcement of the Loan Purchase Agreement was $0.007. The Cash Consideration represents a premium [discount] of approximately 114%, 50%, and [11.8]% over the weighted average closing trading price of the Common Stock over the three-month, six-month, and one-year periods, respectively, prior to the announcement of the Reverse Stock Split. See “Market Prices of Our Common Stock and Dividend Policy”.

Following the Reverse Stock Split, we plan to terminate our Registration and Periodic Reporting Obligations, which means that our Common Stock will not qualify to be traded on any automated quotation system operated by a national securities association and will no longer be traded on the OTC Bulletin Board. Our Common Stock may be eligible to trade in the “Pink Sheet”; however we have no present plans to apply for our Common Stock to be traded in the Pink Sheets.

Fees and Expenses

The following is a reasonably itemized statement of the fees and expenses that have been incurred or that are estimated to be incurred in connection with the Reverse Stock Split and the transactions related thereto: $450,000 in Cash Consideration to the Cashed-Out Stockholders; $35,000 to our legal counsel; $61,500 for printing and other costs in connection with the mailing of this information statement; $28,500 for the preparation and issuance of a fairness opinion by Reznick Fedder & Silverman Financial Advisors Group, L.L.C.; and $25,000 for exchange agent services.

Accounting Consequences

The Reverse Stock Split will not affect the par value of our Common Stock, which remains $0.01 per share. The Reverse Stock Split will result in an increase in per share net income or loss and net book value of our Common Stock because fewer shares of our Common Stock will be outstanding. Our financial statements, supplementary financial information and quantitative and qualitative disclosures about market risk, included in Appendices B and C of this information statement, do not reflect the Reverse Stock Split.

Certain Legal Matters

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Reverse Stock Split, nor any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required to consummate the Reverse Stock Split, other than approvals, filings or notices required under federal and state securities laws and the corporate laws of the State of Delaware.

Regulatory Filings and Approvals

We have filed a Schedule 13E-3 with the Securities and Exchange Commission (“Commission”), to notify the Commission of our intent to go private. We anticipate that following the completion of the Reverse Stock Split and the filing of a Form 15 with the Commission, our Registration and Periodic Reporting Obligations will immediately terminate. See “Other Information - Where You Can Find More Information”.

We are not aware of any governmental or regulatory approval required for completion of the Reverse Stock Split, other than compliance with applicable federal and state securities laws and the corporate laws of the State of Delaware. See “Regulatory Approvals”.

Following the Reverse Stock Split and the termination of our Registration and Periodic Reporting Obligations, we will no longer be a public-reporting company, but rather will operate as a private company. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this information statement, the Reverse Stock Split is not anticipated to materially affect the conduct of our business. We expect to be subject to substantially the same risks and uncertainties after the Reverse Stock Split. See “Conduct of our Business after the Reverse Stock Split - Future Company Plans”.

We believe the Reverse Stock Split will be treated as a tax-free “recapitalization” for federal income tax purposes, which will result in no material federal income tax consequences to us. Depending on each stockholder’s individual situation, the Reverse Stock Split may give rise to certain income tax consequences for stockholders. See “Certain Material Federal Income Tax Consequences”.

Background of the Transaction

During the spring and summer of 2003, Davel Communications, Inc. (“Davel” or the “Company”) had engaged in conversations with a third party (the “First Interested Party”) that was interested in entering into a joint venture or similar arrangement in order to deploy a wireless technology on the Davel owned pay telephones. The deployment of the wireless technology on the Davel owned pay telephones would require a significant capital investment by the First Interested Party. In light of Davel’s then current financial condition, the First Interested Party determined it was unwilling to make the necessary capital investment; however, determined that it would be interested in purchasing the Company. During the fall of 2003, due to a stock price that remained near historically low levels, the challenges faced by Davel in its business, including the Company’s ability to satisfy its obligations under a Senior Credit Agreement (the “Senior Debt”) (as further discussed below under “—Analysis of the Board; Fairness of the Merger”), the First Interested Party made an unsolicited offer regarding a possible sale, merger, consolidation or other business combination of Davel (the “First Offer”).

The First Offer contemplated an asset purchase and required that the assets be transferred free of the liens and encumbrances associated with the Senior Debt. The First Offer required that the assets be purchased in a Federal Bankruptcy Court auction proceeding (the “363 Proceeding”) to allow for the Senior Debt to be eliminated. In light of the structure contemplated by the First Offer, the transaction contemplated thereby could only be effectuated with the approval of the holders of the Senior Debt (the “Lenders”), since the Lenders would need to be willing to sell their interest in the Senior Debt at a substantial discount. At the time of the First Offer the carrying value of the Senior Debt was in excess of $120 million. The First Offer provided the Lenders with $17.5 million in cash at closing and provided the opportunity for deferred compensation equal to fifty percent of certain future regulatory receipts received by the Company, as well as fifteen percent of the future gross profits generated from the acquired assets up to an aggregate amount of $10 million. The First Offer also provided the Lenders with warrants to purchase in the aggregate five percent of the fully-diluted equity of the acquiring company. Since the First Offer contemplated the 363 Proceeding, it did not provide any consideration to the unsecured creditors or the shareholders of the Company. The First Offer was also subject to the First Interested Party obtaining a committed financing source. The Company continued to have ongoing conversations with the First Interested Party through the end of 2003 and into January of 2004.

During the summer of 2003 and unrelated to the foregoing conversations with the First Interested Party, the Company commenced conversations with another pay telephone provider (the “Second Interested Party”) to determine whether there would be any opportunities to create a strategic alliance or other initiative beneficial to the respective companies and their shareholders. The discussions considered various concepts, including a merger of the companies. As a result of those conversations, on or about September 23, 2003 the Company received a letter of intent from the Second Interested Party (the “Second Offer”). The Second Offer contemplated cash consideration to the Lenders at closing of $18 million, in addition to deferred consideration of up to fifty percent of certain future regulatory receipts received by the Company. The Second Offer required that the assets be transferred free of the liens and encumbrances associated with the Senior Debt to be effectuated by virtue of a 363 Proceeding. As such, the Second Offer did not provide any consideration to the unsecured creditors or the shareholders of the Company. The Second Offer was also subject to the Second Interested Party obtaining a financing commitment. In light of the financing commitment contingency and the questionable financial condition of the Second Interested Party, the Company and the Lenders declined to proceed under the terms of the Second Offer.

In December 2003, Davel entered into discussions with another third party (the “Third Interested Party”) concerning the purchase of the Company. The Third Interested Party displayed informal interest in pursuing a formal offer at a consideration price of between $5 million to $7 million. The expression of interest from the Third Interested Party was conveyed to the Lenders by the Company; however, in light of the low consideration price discussed, further discussions did not lead to an offer worthy of additional consideration.

After further negotiations with the Company and the Lenders on or around January 30, 2004 the First Interested Party revised its First Offer (the “Third Offer”) which contemplated the same 363 Proceeding as required by the First Offer; however, modified certain economic terms contained in the First Offer. The cash consideration to be paid to the Lenders in connection with the First Offer was increased to $18 million in cash, with the deferred consideration and equity components remaining the same. The terms of the Third Offer were memorialized in a non-binding letter of intent and executed by the parties. The non-binding letter of intent provided a forty-five day period during which time the First Interested Party was required to obtain committed financing to consummate the transaction. In light of the 363 Proceeding required by the Third Offer and the potential negative impact to its business associated therewith, the Company and the Lenders were unwilling to execute a binding definitive agreement until such time as the First Interested Party could provide evidence that committed financing could be secured.

During the time period in which the First Interested Party attempted to obtain a financing commitment, the Company continued to operate its business and implement various cost savings strategies and initiatives implemented by its previously appointed Chief Executive Officer. After multiple extensions of the time period set forth in the letter of intent the First Interested Party was unable to secure a financing commitment. As a result the non-binding letter of intent was terminated by the Company on May 2, 2004. The reason that the committed financing was not secured by the First Interested Party is unknown to the Company.

On or about February 13, 2004, the Company received a non-binding letter of intent from an unrelated third party (the “Fourth Interested Party”) that offered to purchase one hundred percent of the equity of the company, to be delivered free of the Senior Debt in consideration for $12 million in cash at closing, plus fifty percent of the first $20 million of certain future regulatory receipts to be received by the Company, plus deferred consideration in the form of an annual earnout payment equal to twenty percent of annual gross profit in excess of $9 million each year for five years, not to exceed $3 million in the aggregate (the “Fourth Offer”). The Fourth Offer did not specify the method by which the Senior Debt would be eliminated.

After receipt of the Fourth Offer, on or about February 24, 2004 the Company established the Special Committee of the Board of Directors. Two disinterested directors were appointed to serve on the Special Committee, Messrs. James Chapman and Andrew Barrett. Mr. Chapman served as the Chairman of the Special Committee. The Special Committee was organized in order to review, evaluate and consider the terms of the Fourth Offer and any future proposed transaction that it deemed to be in the best interests of the stakeholders of the Company. The Special Committee was authorized, if necessary, to engage legal counsel and a financial advisor as it deemed appropriate in order to evaluate the Fourth Offer and any future proposed transaction. In light of the pending non-binding letter of intent with the First Interested Party and given the low cash consideration contemplated by the Fourth Offer, the Special Committee and the Company did not accept the Fourth Offer. Further discussions did not result in any increase in the amounts contemplated by the Fourth Offer.

On or around April 28, 2004 the Company received a non-binding expression of intent from another third party (the “Fifth Interested Party”) for the purchase of the Senior Debt and the common shares of equity held by the Lenders. The consideration offered to the Lenders in connection with the expression of intent was $18 million in cash at closing, plus fifty percent of certain future regulatory receipts received by the Company, net of collection expenses (the “Fifth Offer”). No consideration was to be provided for the minority shareholders as part of the Fifth Offer. In light of the pending non-binding letter of intent with the First Interested Party, and as a result of the operating improvements at the Company, the Special Committee recommended to the Company not to proceed with the Fifth Offer. The Company accepted the recommendation of the Special Committee and it, and its Lenders, did not proceed with the Fifth Offer.

In May 2004 the Company received a letter of interest from an unrelated third party (the “Sixth Interested Party”) for the purchase of approximately 43,000 installed payphones and related assets and all uninstalled payphones and related equipment for consideration equal to $10 million in cash at closing (the “Sixth Offer”). The Chairman of the Special Committee commenced discussions with the Lenders, and accordingly, the Special Committee recommended to the Company that it not proceed with the Sixth Offer on the basis that the cash consideration amount was too low. The Company and the Lenders rejected the Sixth Offer. Further discussions with the Sixth Interested Party ensued but did not result in any increase of the consideration contemplated by the Sixth Offer.

On June 2, 2004 the Company received a non-binding letter of intent from a third party (the “Seventh Interested Party”) to purchase approximately ninety percent of the Company’s Common Stock. The non-binding letter of intent provided a cash consideration amount of $23 million to be paid over time, plus deferred consideration equal to $12 million to be paid from certain future regulatory receipts to be received by the Company (the “Seventh Offer”). The Seventh Offer was contingent on, among other things, the Company’s long-term debt being reduced to a zero balance, current liabilities equaling less than $30 million and the absence of lease and other encumbrances against the current assets of the Company. The Seventh Offer was also subject to the Seventh Interested Party obtaining committed financing. The Special Committee reviewed the Seventh Offer and recommended to the Company that it be rejected since the Special Committee and the Company did not believe it could satisfy the conditions set forth therein, and because the Seventh Offer was subject to the Seventh Interested Party obtaining a financing commitment.

On or about May 29, 2004 the Company and the Lenders received a letter of intent from Mobilepro in which it detailed its interest in the Company. The terms of the letter of intent provided for a purchase price of up to $33 million to purchase the Senior Debt and the Common Stock held by the Lenders. The purchase price consisted of $15 million in cash at closing, together with one hundred percent of certain future regulatory receipts received by the Company up to $18 million. The letter of intent was conditioned on, among other things, completion of due diligence, the absence of pending or threatened litigation against the Company on the date of closing, the absence of payments of debt with regulatory receipts or otherwise, continued operations of the Company business in the ordinary course and documentation of the definitive agreement. The letter of intent contained a provision that prohibited the Company from soliciting or entering into any negotiations or agreements with another prospective purchaser of the Senior Debt. The letter of intent was also subject to Mobilepro obtaining final financing. The Special Committee reviewed the terms of the Mobilepro letter of intent.

From May 29, 2004 through June 1, 2004 the Special Committee directed the Company’s Chief Executive Officer to engage in continuing negotiations with Mobilepro representatives. On or about June 2, 2004 Mobilepro presented the Company and Lenders with a letter, which confirmed and revised certain aspects of the May 29, 2004 letter of intent. The Special Committee reviewed the June 2, 2004 letter of intent which confirmed that Mobilepro had engaged a committed financing source, and therefore, the financing contingency in the previous letter of intent was eliminated. Furthermore, it provided a $500,000 deposit to secure the no shop provision through August 31, 2004 and requested that the Company and Lenders agree to a “topping fee” in the amount of $750,000 in the event a superior third party offer was received and accepted by the Company and Lenders prior to August 31, 2004.

The Special Committee reviewed the terms of the June 2, 2004 letter of intent with the Company and its Lenders. The Special Committee expressed its concern that the June 2, 2004 letter of intent did not make any provision for the treatment of the shareholders that were not the Lenders (the “Minority Stockholders”), which it believed to be of particular import since the proposed transaction would result in Mobilepro obtaining a controlling interest of the Company’s Common Stock. After further negotiations directed by the Special Committee between the Company, the Lenders and Mobilepro, on or about June 14, 2004 Mobilepro presented the Company with a revised letter of intent. The terms of the letter of intent provided for a purchase price of up to $33 million to purchase the Senior Debt and the Common Stock retained by the Lenders. The purchase price consisted of $15 million in cash at closing, together with one hundred percent of certain future regulatory receipts to be received by the Company up to $18 million. As additional consideration, Mobilepro agreed to provide the Lenders with five million warrants to purchase Mobilepro common stock at an exercise price of $0.20 per share. The warrants were to have a five-year term and were to be exercisable on a cash basis. Mobilepro also agreed to provide the Lenders with piggy-back registration rights for the underlying shares to be issued in connection with the exercise of the warrants. Additionally, Mobilepro agreed to, within 120 days after closing date of the transaction, make a tender offer for the remaining shares of Common Stock not owned by the Lenders. The June 14, 2004 letter of intent was subject to due diligence and required that the parties execute definitive agreements on or before August 31, 2004. The June 14, 2004 letter of intent also provided that Mobilepro would advise the Company on or before July 23, 2004 whether it had completed its due diligence and whether it intended to proceed with the transaction as contemplated by the letter of intent. The Special Committee reviewed the terms of the June 14, 2004 letter of intent and recommended to the Company that it be accepted. The parties executed the letter of intent dated June 14, 2004.

Thereafter, Mobilepro commenced its financial and legal due diligence of the Company, and on or around July 23, 2004, confirmed that it intended to move forward with the transaction in accordance with the terms of the letter of intent. The parties commenced the negotiation and drafting of the definitive agreements. During this time period the parties negotiated the specific provisions of the definitive agreements, including the provisions relating to the buyout of the Minority Stockholders. The Special Committee reviewed the historical stock trading price and trading volumes of the Company’s Common Stock and determined that the Minority Stockholders interests would be best served if the Company were able to negotiate a buyout of the Minority Stockholder’s interests. After reviewing the Company’s actual and projected financial results, including the Company’s inability to meet its debt obligations to the Lenders and other liquidity concerns, together with the historical market prices and trading volumes of its publicly traded Common Stock, the Special Committee determined that a fair consideration price for each share of Common Stock held by the Minority Stockholders would be $0.015. Further negotiations resulted in a provision being included in the Loan Purchase Agreement requiring Mobilepro to purchase all of the approximately 4.8% of the shares of Common Stock of the Company held by the Minority Stockholders. The buyout of the Minority Stockholders was to be completed by Mobilepro within 180 days after the closing date of the Loan Purchase Agreement and could be conducted by Mobilepro, at its sole discretion, by tender offer, short-form merger or such other transaction deemed appropriate by Mobilepro. The purchase price offered to the Minority Stockholders was to be an amount per share of not less than $0.015, which amount could be paid in cash or securities of Mobilepro. Prior to conducting the Minority Stockholder buyout, Mobilepro was required to retain a reputable investment banker or other financial advisor to render an opinion as to the fairness, from a financial point of view, of the terms of the consideration paid to the Minority Stockholders.

On or about August 5, 2004 the Special Committee retained the services of Skyworks Capital, LLC in order to evaluate the transaction and issue an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Minority Stockholders in connection with Mobilepro transaction. During the following weeks the parties completed the documentation surrounding the transaction, including but not limited to, the Loan Purchase Agreement and ancillary documentation. At a meeting of the Special Committee, on September 3, 2004 Skyworks Capital, LLC made a presentation and issued an opinion confirming that, from a financial point of view, the consideration to be received by the Minority Stockholders was fair. Immediately thereafter, the Company held a meeting of its Board of Directors during which the Special Committee recommended to the Board of Directors that the Company proceed with the Mobilepro transaction. The Board of Directors unanimously agreed to proceed with the Mobilepro transaction and to execute the definitive agreements. The definitive agreements were executed on September 3, 2004 and the transaction closed on November 15, 2004. Upon the closing of the transaction, Messrs. Chapman, Genda and Barrett resigned their positions as Directors of the Company, at which time Messrs. Jay Wright, Kurt Gordon, Kevin Kuykendall and Geoffrey Amend, each of whom were executive officers of Mobilepro, were appointed to the Board of Directors of the Company. Kevin Kuykendall later resigned his position from the Davel Board of Directors in January 2005. Mobilepro did not file a Schedule 13D or a Schedule 14f-1 at this time.  While it does not believe that its purchase of certain debt from certain debtholders of Davel required it to file either such schedule, nevertheless, Mobilepro intends to file both disclosure documents on or about March 29, 2005.

In connection with the obligation of Mobilepro to buyout the Minority Stockholders, on January 6, 2005 the Company retained the services of Reznick Fedder & Silverman (“Reznick”) to provide an opinion as to the fairness, from a financial point of view, of the terms of the consideration paid to the Minority Stockholders in order to fulfill its obligations under the terms of the Loan Purchase Agreement. On or about January 15, 2005 Reznick completed its preparation of a written presentation to the Board of Directors of the Company. Prior to a meeting of the Board of Directors scheduled for February 9, 2005 Reznick submitted the written presentation materials to the Board of Directors. On February 9, 2005 Reznick made an oral presentation to the Board of Directors of the Company and issued an opinion to the Company, from a financial perspective, that the consideration of $0.015 to be paid to the Minority Stockholders was fair. Upon a review of the opinion, the Board of Directors voted unanimously to approve the filing of the Amendment to effectuate the Reverse Stock Split.

Approval of the Reverse Stock Split

Purpose of the Reverse Stock Split

The purpose of the Reverse Stock Split is to enable Mobilepro to effectively purchase all of our outstanding Common Stock that it does not beneficially own. On November 15, 2004, Mobilepro acquired approximately 95.2% of our issued and outstanding Common Stock. As part of the Loan Purchase Agreement, Mobilepro agreed to purchase all of our remaining Common Stock by means of a tender offer, short-form merger or other similar transaction. Additionally, the acquisition of our Common Stock will enable us to terminate our Registration and Periodic Reporting Obligations and enable us to continue future operations as a private company, thereby relieving us of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. We intend to accomplish this purpose by reducing the number of holders of record of our Common Stock to fewer than 300 by cashing out the fractional shares that would otherwise result from the Reverse Stock Split.

Alternatives Considered by the Board of Directors

Faced with the obligation to purchase all of our outstanding Common Stock that it did not already own, and its interest in increasing our working capital and reducing our administrative expenses, Mobilepro determined, along with us, that maintaining our public company status imposed a significant cost on us with no significant benefit. We determined that terminating our Registration and Periodic Reporting Obligations would result in substantial cost savings and better competitive positioning, which would help us maximize stockholder value. In order to terminate our Registration and Periodic Reporting Obligations, we must reduce the number of record holders of our Common Stock to fewer than 300.

Our Board of Directors reviewed several alternatives for purchasing the shares held by the the Minority Stockholders. The first alternative involved a tender offer. In a tender offer, publicly held shares are purchased directly from a company’s stockholders. The proponent of the transaction approaches the target company to consider the proposal. When the two sides reach an agreement, the acquiror sends the stockholders a written offering document, the “offer to purchase,” which contains disclosures required by Commission rules, and a letter of transmittal, which stockholders may use to tender their shares. The target company issues a press release announcing, among other things, that the company recommends that stockholders accept the offer and tender their shares. Tender offers are commonly conditioned on the acquiror holding at least 90% of each class of stock of the company following the closing of the offer, which provides the acquiror with the ability to complete a short-form merger without holding a meeting of stockholders or soliciting proxies. In a short-form merger, the shares that were not tendered are typically converted into the right to receive the same consideration that was paid to the tendering stockholders or the right to assert appraisal rights. At the conclusion of the short-form merger, the target company (or merger sub) typically has one stockholder, a subsidiary of the acquiror.

The second alternative considered was a merger with a third party. A common form is a reverse triangular merger in which an entity formed by the acquirer merges with and into the target company, which survives the merger. As a result of the merger, the outstanding shares of the target company’s stock, other than shares owned by the acquiror, are converted into the right to receive the merger consideration. The merger consideration is the cash paid to the stockholders of the target corporation. A merger typically leaves the surviving company with one stockholder, the parent.

The final alternative considered was the Reverse Stock Split. Because the results of a Reverse Stock Split are more predictable and automatic, our Board of Directors believes that the Reverse Stock Split is the most expeditious and economical way of effectively purchasing the shares of the Minority Stockholders and reducing the number of holders of record to fewer than 300 thereby positioning us to effect the termination of our Registration and Periodic Reporting Obligations. As a result, on February 17, 2005, our Board of Directors, approved a l-for-97,500,000 Reverse Stock Split of our Common Stock, subject to stockholder approval. The selected split ratio was a result of calculations intended to determine how many record holders needed to be cashed out to achieve our goal of going private and reducing the number of stockholders to one.

Reasons for the Reverse Stock Split

Cost Savings

We incur direct and indirect costs associated with our status as a public company. Among the most significant are the costs associated with compliance with the Registration and Periodic Reporting Obligations imposed by the Commission. Direct costs associated with compliance with the Registration and Periodic Reporting Obligations include, but are not limited to auditing fees, legal fees, financial printer fees and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the preparation and filing of periodic reports, proxy materials and other reports and statements with the Commission.

Based on our experience in prior years, our direct costs of complying with the Registration and Periodic Reporting Obligations are estimated to be approximate $540,000 annually, based on estimated annual audit and accounting fees of $130,000, estimated annual legal fees of $50,000, estimated financial printer fees of $40,000, estimated transfer agent fees of $25,000, estimated costs associated with filing reports with the Commission (including internal administrative staff) of $50,000, estimated costs for directors’ and officers’ insurance of $155,000, estimated ongoing costs associated with Sarbanes-Oxley compliance of $40,000 (estimated at $50,000 in 2005) and estimated miscellaneous costs of $50,000. Indirect costs associated with compliance with the Registration and Periodic Reporting Obligations include, among other things, the time our executive officers expend to prepare and review our periodic reports. Because we have only a few executive personnel, these indirect costs are substantial. Due to additional regulations and compliance procedures required of public companies under the Sarbanes-Oxley Act of 2002, including our independent auditors’ report on our management’s assessment of our internal controls for financial reporting purposes under section 404 of that Act, we expect that the direct and indirect costs identified above will increase in the future.

The cost of administering each registered stockholder’s account is the same regardless of the number of shares held in that account. As of the record date, our Common Stock was held of record by approximately 1,615 stockholders, and approximately 1,614 stockholders of record held fewer than 97,500,000 shares, representing approximately 99.9 percent of the total number of holders of record of our Common Stock. These accounts holding fewer than 97,500,000 shares represented less than 4.8% of the total number of outstanding shares of our Common Stock. Assuming that the Reverse Stock Split does not occur, the estimated cost relating to our Registration and Periodic Reporting Obligations for each stockholder account, will be approximately $334 in 2005.

Our Board of Directors considered the cost to us of continuing to file periodic reports with the Commission and complying with the proxy and annual report requirements under the Exchange Act compared to the benefits to us and our stockholders of continuing to operate as a public company. Under the circumstances, our Board of Directors determined that the benefits that we and our stockholders would typically expect to derive from our status as a public company are not being realized and are not likely to be realized in the foreseeable future. As a result, our Board of Directors concluded that the elimination of the costs of complying with our Registration and Periodic Reporting Obligations outweighed the benefits of continuing to incur such costs. We are, therefore, undertaking the Reverse Stock Split at this time to save us the substantial costs, which we expect to increase over time, and resources required to comply with the Registration and Periodic Reporting Obligations and other obligations associated with operating as a public reporting company. However, the actual savings to be realized from terminating our Registration and Periodic Reporting Obligations may be higher or lower than our estimates.

Financial Information

Our ratio of earnings to fixed charges for the year ended December 31, 2003 was less than one-to-one, and for the year ended December 31, 2002 was 11.05 to 1. The deficient amount of earnings that would have been required to attain one-to-one coverage for the year ended December 31, 2003 was $46,191,000. Our ratio of earnings to fixed charges for each of the nine-month periods ended September 30, 2004 and September 30, 2003 was less than one-to-one. The deficient amount of earnings that would have been required to attain one-to-one coverage for the nine-month periods ended September 30, 2004 and September 30, 2003 would have been $10,055,000 and $39,139,000, respectively. Net book value [deficit] per share of our Common Stock as of September 30, 2004 was [$0.183].

Competitive Disadvantage

As a public company, we are required to make certain disclosures in connection with our Registration and Periodic Reporting Obligations. Those public disclosures can place us at a competitive disadvantage by providing our non-public competitors with strategic information about our business, operations and results while not having access to similar information about those competitors. In light of our limited size and resources, competitive disadvantages related to our public reporting obligations and our lack of intent to raise capital through a public offering or effect acquisitions using our stock, our Board of Directors does not believe the costs associated with maintaining our Registration and Periodic Reporting Obligations and maintaining our stockholder accounts are justified. Our Board of Directors believes that it is in the best interests of us and our stockholders as a whole to eliminate the administrative burden and costs associated with maintaining our Registration and Periodic Reporting Obligations and maintaining stockholder accounts.

Procedural Factors Favoring the Reverse Stock Split

Our Board of Directors, Mobilepro and Davel Acquisition have analyzed the Reverse Stock Split and its anticipated effects on our stockholders and have deemed the Reverse Stock Split and related termination of our Registration and Periodic Reporting Obligations to be substantively and procedurally fair to, and in the best interests of, our affiliated and unaffiliated stockholders, whether they are cashed out or remain as stockholders following the Reverse Stock Split. In reaching this conclusion, our Board of Directors also considered, in no particular order and without preference, the factors described below.

The Reverse Stock Split Provides our Stockholders with Liquidity

The average daily trading volume for our Common Stock over the three months preceding the announcement date of the Reverse Stock Split on September 7, 2004 was approximately 140,000 shares, deeming it illiquid by most standards. The Reverse Stock Split will provide stockholders who hold fewer than 97,500,000 shares at the Effective Time the opportunity to liquidate their investment in us.

No Unusual Conditions to the Reverse Stock Split

Our Board of Directors also considered the likelihood that the Reverse Stock Split would be implemented. In this regard, it considered that there are no unusual requirements or conditions to the Reverse Stock Split, and that we have the financial resources to implement the Reverse Stock Split expeditiously.

The Reverse Stock Split Ratio was Calculated Without Bias Toward Any Particular Group of Stockholders and Will Apply Equally to All Shares of our Common Stock

The purpose of the Reverse Stock Split is to purchase the Common Stock held by the Minority Stockholders and reduce the number of record holders to fewer than 300 so that we can file to terminate our Registration and Periodic Reporting Obligations and continue future operations as a private company. The split ratio is a result of calculations that were intended to determine how many stockholders needed to be cashed out in order to reduce the number of record holders to one. Our Board of Directors feels the current ratio of l-for-97,500,000 is fair because it was calculated without bias toward any one group of stockholders. The ratio will be applied equally to all shares of our Common Stock.

Procedural Factors Disfavoring the Reverse Stock Split; Interests of Mobilepro in the Reverse Stock Split

The Reverse Stock Split Will be Approved by Mobilepro, Without a Vote by Unaffiliated Stockholders

With respect to the fact that Mobilepro holds sufficient shares of our Common Stock to approve the Reverse Stock Split, our Board of Directors, Davel Acquisition Corp., and Mobilepro believe that this potential conflict is outweighed by the substantive features and procedural safeguards of the Reverse Stock Split, including the equal application of the Reverse Stock Split to all shares of our Common Stock and the fairness of the price offered to all stockholders.

The Board of Directors has adopted the analysis and conclusions of its financial advisor. It adopts each of the following of the advisor’s analyses: comparable company, discounted cash flow, liquidation, public market pricing, minority stake transaction, comparable transaction, the valuation implied by the terms of the agreement with the former lenders, and other recent proposals made by third parties. The Board of Directors set the consideration being offered to stockholders.

The consideration was first derived by the Special Committee of the Board of Directors of the Company, prior to execution of the Loan Purchase Agreement. The cash amount was initially derived based primarily from an evaluation of the historical stock trading price and trading volumes, together with a premium thereto. The Board of Directors also considered the historical operating results of the Company, the projected operating results of the Company, and the Company’s existing financial condition. Skyworks Capital, L.L.C. provided a opinion as to the fairness of the price to the Minority Shareholders of the Company. The fairness opinion was substantiated using a similar analysis to the one utilized by Reznick. The reverse split ratio was derived in order that Mobilepro would be the sole shareholder.

As a Result of the Reverse Stock Split, Mobilepro will own 100% of our Common Stock

Based on information and estimates of record ownership of shares of Common Stock as of the Record Date, the beneficial ownership percentage of Mobilepro will increase from 95.2% to 100% as a result of the Reverse Stock Split. This increase in ownership percentage is a result of the reduction by an estimated 30,000,000 pre-split whole shares in the number of shares of our Common Stock outstanding due to the payment of cash in lieu of issuance of fractional shares.

Substantive Factors Favoring the Reverse Stock Split

Agreement To Purchase Interests of Minority Stockholders

As discussed above under “Approval of the Reverse Stock Split - Reasons for the Reverse Stock Split ” we agreed to purchase the Common Stock of the Minority Stockholders within six months of the closing of the Loan Purchase Agreement. The Reverse Stock Split accomplishes that covenant in a cost effective and expeditious manner.

Direct and Indirect Cost Savings

As discussed above under “Reasons for the Reverse Stock Split - Cost Savings,” we incur direct and indirect costs associated with our status as a public company. Among the most significant are the costs associated with compliance with the Registration and Periodic Reporting Obligations imposed by the Commission. We estimate that we will save approximately $540,000 annually in direct general and administrative costs by being a private company. We also believe that because of the Sarbanes-Oxley Act, such direct costs would increase in the future. Additionally, the indirect cost to our company in terms of senior management time spent on complying with the Registration and Periodic Reporting Obligations will also be saved.

The Reverse Stock Split Offers Stockholders the Opportunity to Receive Cash at a Premium In Lieu of Fractional Shares

Our Board of Directors considered several methods for valuing our Common Stock to determine the $0.015 price per share to be paid to stockholders in lieu of issuing fractional shares of our Common Stock as a result of the Reverse Stock Split. The Cash Consideration to be paid to holders of fractional shares represents a premium of approximately 114 % and 50% over the weighted average closing trading price of the Common Stock over three-month and six-month periods, respectively, prior to the announcement of the Loan Purchase Agreement. The $0.015 price per share also represented an 11.8% discount, compared to the weighted average closing trading price of the Company’s Common Stock over the one-year period prior to the announcement of the Loan Purchase Agreement. Although the Board of Directors considered this in their determination of the price per share, they placed greater emphasis on the more recent stock trading prices of the Company’s Common Stock in establishing the price per share to be received by the Minority Shareholders.

Substantive Factors Disfavoring the Reverse Stock Split

Inability to Participate in Any Future Increase in the Value of Our Common Stock

All Minority Stockholders will be cashed-out and have no further equity interest in us with respect to their shares. Accordingly, they will no longer have the opportunity to participate in the potential increase in the value of our Common Stock. Our Board of Directors determined that this factor does not make the transaction unfair to unaffiliated stockholders because unaffiliated stockholders will receive a fair price for the shares of their Common Stock and may elect to use the proceeds to acquire shares of our parent company, Mobilepro, on the open market or invest in other financial alternatives providing potentially comparable returns on investment.

Analysis of Skyworks Securities

The Special Committee of the former Davel Board of Directors searched for a financial advisor that had the experience and qualifications necessary to provide an opinion regarding the fairness, from a financial point of view, of the consideration to be received by the Minority Stockholders of Davel. The Chairman of the Special Committee contacted financial advisors he had previously worked with and requested bids regarding the fee that would be charged for their services. The Special Committee received proposals to provide the requisite services from each of the financial advisors and evaluated the proposals and the merits of each. On the basis of the qualifications, experience and fees, the Special Committee awarded the engagement to Skyworks Capital, LLC (“Skyworks”).

On behalf of Davel, the Special Committee signed an engagement letter with Skyworks to opine as to the fairness, from a financial point of view, of the $0.015 per share to be received by the Minority Stockholders of the Company (some 1,600 stockholders holding approximately 29.8 million shares of the Company’s Common Stock representing in total 4.8% of the ownership of the Company) set forth in the Loan Purchase Agreement entered into between, among others, the former Lenders to the Company as Sellers, MobilePro Corp. as Buyer and the Company (the “Skyworks’ Opinion”). On September 3, 2004, Skyworks delivered to the Board its oral opinion, noting that such Skyworks’ Opinion would be delivered subsequently in writing to the effect that, based upon and subject to the assumptions and qualifications stated in its opinion, the $0.015 per share to be received by the Minority Stockholders of the Company was fair, from a financial point of view, to such stockholders. Prior to delivering its oral opinion, Skyworks delivered to the Board a Fairness Opinion Supplement dated September 3, 2004.

The full text of Skyworks’ written opinion, dated September 3, 2004, is attached as Appendix F to this information statement and is incorporated by reference. You are urged to read the entire opinion carefully to learn about the assumptions made, procedures performed, matters considered and limits on the scope of the analysis undertaken by Skyworks in rendering the Skyworks’ Opinion. Skyworks’ Opinion relates only to the fairness, from a financial point of view, to the Minority Stockholders of the $0.015 per share to be received by such stockholders set forth in the Loan Purchase Agreement, does not address any other aspect of the proposed Reverse Stock Split or any related transaction and does not constitute a recommendation to any stockholder. Skyworks’ Opinion was directed to the Board of Directors for its benefit and use in evaluating the fairness of the $0.015 per share to be received by the Minority Stockholders. We encourage you to carefully read the opinion in its entirety.

While Skyworks rendered the Skyworks’ Opinion and provided certain financial analyses, the Skyworks’ Opinion was only one of the factors taken into consideration by the Board of Directors in determining the price to be paid to the Minority Stockholders. Skyworks was not engaged to, and did not perform a valuation analysis or appraisal of Davel’s Common Stock and, accordingly, did not render an opinion or conclusion as to the fair value of the Common Stock. Skyworks did not recommend to the Board of Directors the amount of consideration that should be paid in any proposed transaction. The Board of Directors determined the amount of consideration to be paid and the decision to recommend the proposed transaction was solely that of the Board of Directors.

In preparing the Skyworks’ Opinion, Skyworks performed a variety of analyses, which are summarized below. In arriving at the Skyworks’ Opinion, Skyworks considered the results of all such analysis as a whole and did not attribute any particular weight to any specific analysis or factor. As such, consideration of only a portion of the analyses could create an incomplete view of the process underlying Skyworks’ Opinion.

In performing its analyses, Skyworks made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Davel. The analyses performed by Skyworks are not necessarily indicative of actual values or actual future results, which may be significantly different than suggested by such analyses. Such analyses were prepared solely as part of Skyworks’ analysis of the fairness of the cash consideration to be paid to the Minority Stockholders and were delivered to the Board of Directors as part of the Skyworks’ Opinion. The analyses do not purport to be appraisals of the business or assets of Davel or to reflect the price that might be obtained in an actual transaction. Skyworks utilized in their analysis various projections of operations prepared by the management of Davel. The projections are based on numerous variables and assumptions that are inherently unpredictable and may not occur as projected. Accordingly, actual results could vary significantly from those set forth in management’s projections.

In rendering the Skyworks’ Opinion, among other analyses, Skyworks performed the following procedures:

•	Considered applicable valuation methodologies utilized for similar transactions;

•	Reviewed Davel’s Form 10-K for the years ended December 31, 1998 through 2003, and its Form 10-Q for the quarter ended June 30, 2004;

•
Reviewed certain financial and operating information provided to Skyworks by management relating to Davel’s business, including business plan projections for the fiscal years ending December 31, 2004 through December 31, 2008;

•	Interviewed Davel’s management to discuss Davel’s operations, historical financial statements and future prospects;

•	Reviewed Davel’s historical market prices and trading volume of its publicly traded common stock, along with publicly available financial data on Davel;

•	Reviewed publicly available financial data to identify public companies to compare to Davel;

•	Reviewed the financial terms, including premiums paid in transactions in which a majority shareholder acquired the remaining minority shares of a public company;

•	Considered other recent proposals and offers made to Davel by third parties interested in acquiring the Company or its assets;

•	Considered the economic outlook and outlook of the payphone industry;

•	Considered Davel’s liquidity problems and difficulties it faces in funding its operations, to make capital expenditures and to meet its debt service and other obligations;

•	Considered the going concern opinion made by Davel’s auditor, Aidman Piser & Company, P.A., in its Report of Independent Certified Public Accountants for the fiscal year ended December 31, 2003; and

•	Considered such other information, financial studies, analyses, and investigations of financial, economic and market criteria Skyworks deemed relevant.

Skyworks held discussions with members of the senior management regarding the foregoing. In addition, Skyworks considered other matters and performed such research, inquiries and analysis that it deemed relevant in rendering the Skyworks Opinion.

In rendering the Skyworks’ Opinion, Skyworks assumed and relied upon, with the consent of the Board and without independent verification, the accuracy and completeness of all the information provided to it by Davel and other third parties, including, without limitation, the projections. Skyworks was advised by the senior management of Davel that the projections had been reasonably prepared on bases reflecting the best available estimates and judgments of the senior management of the Company at the time they were prepared. In that regard, Skyworks assumed, with the consent of the Board of Directors, that the projections will be achieved and that all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to Skyworks. Skyworks expressed no opinion or any form of assurance with respect to the projections or any of the underlying data utilized in its analyses.

Skyworks did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the Company. Furthermore, Skyworks’ Opinion does not in any way address the Reverse Stock Split or its merits as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Skyworks assumed without verification the accuracy and adequacy of the legal advice given by counsel to the Company and by counsel to the Board of Directors on all legal matters.

Skyworks did not express any opinion as to the price at which the Company’s Common Stock would trade at any future time. Those trading prices could be affected by a number of factors, including but not limited to:

•	changes in the prevailing interest rates and other factors that generally influence the price of securities;

•	adverse changes in the current capital markets;

•	the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the product markets it serves;

•	any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

•	timely completion of the Reverse Stock Split on the terms and conditions that are acceptable to all parties at interest.

Skyworks’ Opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to Skyworks as of the date of the Skyworks’ Opinion. Although subsequent developments may affect its opinion, Skyworks does not have any obligation to update, revise or reaffirm its opinion.

The following is a summary of the quantitative analyses performed and material factors considered by Skyworks to arrive at the Skyworks’ Opinion. Skyworks performed procedures, including each of the financial analyses described below, and reviewed with the Board the assumptions upon which such analyses were based, as well as other factors. The summary below describes the material analyses performed or factors considered by Skyworks.

Comparable Public Company Analysis

A comparable public company analysis provides a method to estimate the value of a company based on the prices at which the common stock of other comparable companies trade in the market. Skyworks searched for companies that are publicly traded companies that engage in businesses reasonably comparable to the Company’s business. However, the only publicly traded company identified by Skyworks that derives a significant portion of revenue from owning and operating payphones is Davel. Therefore, Skyworks concluded that there were no sufficiently comparable public companies from which a reasonable comparison to Davel could be made.

Comparable Transaction Analysis

Skyworks also performed a search for recent merger and acquisition transactions in the payphone industry based on publicly available information. A comparable transactions analysis is based on the premise that the prices paid in comparable transactions provide a basis from which to estimate the value of a similar company by analyzing valuation metrics or multiples from these transactions.

Skyworks determined that there were no appropriate transactions which had occurred in the payphone industry since 1998. Skyworks noted that the closest comparable transaction involved Davel’s merger with PhoneTel in 2002. However, because both companies were effectively insolvent and the transaction was in effect a trouble debt restructuring, no meaningful valuation data could be derived from this transaction.

Discounted Cash Flow Analysis

A discounted cash flow analysis utilizes the premise that the value of a business is represented by the present value of the estimated cash flow it is expected to generate. In conducting a discounted cash flow analysis, the amounts of money that the company is projected to earn in the future (reflecting amounts in excess of projected future expenses) is discounted to present value to reflect the time value of money as well as the business and financial risks of the company.

Skyworks utilized the projections for 2004 through 2008 prepared by management to perform certain discounted cash flow analyses. Management’s projections were based on assumptions considered reasonable. Skyworks estimated the value of the business at the end of 2008 (the terminal value) using expected cash flow after 2009 and a multiple applied to the expected number of payphones in service.

Skyworks determined the appropriate discount rates for Davel by computing the cost of equity, the cost of debt, and a weighted average cost of capital (“WACC”). The WACC reflects the cost of equity and cost of debt in their respective proportion to the capital structure of the business. Accordingly, the WACC represents the required return to the investors in the business and represents the return required by investors in a business with a similar level of risk.

Skyworks determined the cost of equity by starting with the risk free rate and adding premiums for business and financial risks based on data available for publicly traded securities, an industry analysis, and an analysis of risk factors specific to Davel. This analysis resulted in a cost of equity of 9.4 percent. The cost of debt of 8.0 percent was determined based on market factors and Davel’s outstanding debt. Based on an analysis of Company debt to equity ratios, the WACC was estimated at 8.0 percent.

Skyworks utilized these discount rates and the projections to estimate value using sensitivity analysis. Based upon periodic noncompliance with the terms of the Company’s debt obligations, Skyworks used a range of discount rates from 0 to 40 percent and calculated an implied enterprise value. After adding back the current cash balance and deducting the carrying value of the debt, the resulting implied equity value was negative for all values obtained using discount rates ranging from 0 to 40 percent. Since shareholders would not be personally liable for the debt, this method indicated a value per share of $0.00.

Liquidation Analysis

A liquidation analysis is a means of estimating the value of a company based on the value of the company’s assets through a hypothetical orderly liquidation scenario. Skyworks prepared a liquidation analysis that was based upon liquidation projections provided by management as of June 30, 2004. Management projections were based on the following:

•	Davel operates 43,000 payphones
•	Payphones would be operated through liquidation, but only 27,500 would be liquidated at a net realizable value
•	Phones would be liquidated at average prices declining from $400 to $75 per phone:

Skyworks’ analysis also indicated that there was no publicly available information concerning recent payphone transactions from which a relevant comparison could be made, due in part to the rapidly deteriorating financial condition of the payphone industry. Skyworks’ analysis estimated net proceeds from liquidation, before considering the outstanding debt, in the amount of $985,000. After deducting the outstanding liabilities and debt, the liquidation analysis resulted in a value of negative $119 million, and because shareholders are not personally liable for debt, indicates a per share value of $0.00.

Public Market Pricing Analysis and Transactions in Davel Stock

Skyworks analyzed the historical market prices and trading volume for Davel’s public stock for the one-year, six-month and three-month periods prior to the announcement of the Loan Purchase Agreement. Skyworks observed that substantially all of the trading occurred at under $0.01 for the six-month and three-month periods leading up to the announcement.

Skyworks further analyzed the transactions in the stock for the 30 days leading up to the announcement. This analysis indicated that the mean and median prices during this period were $0.005. However, because the stock was so thinly traded during this period, this was not deemed to be a reliable indicator of value.

Remaining Minority Interest Stake Analysis

Skyworks analyzed the per share premiums offered to minority shareholders in transactions involving the buyout of a minority interest in a public company. Skyworks analyzed 36 public company transactions in which a majority shareholder acquired the remaining minority interest that occurred between January 1, 2001 and August 18, 2004 and had market capitalizations of less than $50 million. Skyworks’ analysis indicated that these transactions occurred at premiums to the median market prices one-day, one-week and four-weeks prior to the announcement in the amount of 49 percent, 46 percent, and 49 percent, respectively.

Skyworks then analyzed the median trading value of Davel Common Stock for the one-day, one-week, and four-weeks periods prior to August 30, 2004 to determine the premium implied by the offer price of $0.015. Based on this analysis, the premium over the median price one-week prior to the announcement ($0.0035) was 329 percent and the premium over the median price four weeks prior to the announcement ($0.006) was 150 percent. There was no trading activity for the day prior to announcement, so a premium was not computed. The percentage premium implied by a price of $0.015 is substantially higher than the median premiums observed. Additionally, the one-week premium is higher that any one-week premium observed and the four-week premium is higher than all but two of the transactions analyzed.

Other Analysis

Skyworks also analyzed other recent third party buyout and restructuring offers for Davel and the value implied by Mobilepro’s acquisition of Davel’s debt and equity from the former debt holders. None of the other recent third party offers resulted in a transaction and did not indicate any meaningful value for equity. Skyworks estimated that the Mobilepro transaction indicated an enterprise value of Davel of $15 million, which is substantially less than the outstanding debt. Accordingly, Skyworks’s analysis of these transactions also indicate a value of equity at or close to $0.00.

General

The Board hired Skyworks based on its qualifications and expertise in providing financial advice to companies and its reputation. No material relationship exists or has existed within the past two years between Skyworks and either the Company or any member of Mobilepro prior to this transaction. Pursuant to a letter agreement dated August 5, 2004, Skyworks has been paid fees totaling $150,000 for the Skyworks’ Opinion and presentation to the Board of Directors. In addition, the Company agreed to promptly reimburse Skyworks upon request for all additional consulting based on standard hourly rates and for reasonable out-of-pocket expenses in connection with its services, including the reasonable fees and expenses of Skyworks’s legal counsel. The Company has also agreed to indemnify Skyworks against potential liabilities relating to or arising out of its engagement.

Projections Provided by Management

We do not, as a matter of course, make public projections as to future sales, earnings or other results. However, our management prepared and provided to Skyworks the projections that are summarized below. This information, which was not prepared with a view to public disclosures, is included in this document for the limited purpose of providing stockholders access to the financial projections considered by the Board of Directors and by Skyworks in rendering the Skyworks’ Opinion.

The projections below are or involve forward-looking statements and are based upon a variety of assumptions, including our ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Many important factors, in addition to those discussed elsewhere in this information statement, could cause our results to differ materially from those expressed or implied by the forward-looking statements. These factors include our competitive environment, economic and other market conditions in which we operate and matters affecting business generally, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projections are indicative of our future performance or that actual results will not differ materially from those in the projections set forth below. See “Cautionary Statement Concerning-Forward Looking Statements” beginning at page 47.

We are not entitled to rely on the safe harbor protection of the Private Securities Litigation Reform Act of 1995 with respect to the forward-looking statements contained in these projections. However, in light of the uncertainties inherent in projections of any kind, the inclusion of these projections in this information statement should not be regarded as a representation by us, the Board of Directors, or any of our or their respective advisors, agents or representatives that these projections will prove to be correct.

The financial projections set forth below include EBITDA, which we define as net earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization. EBITDA is a non-GAAP financial measure and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBITDA in isolation from, or as a substitute for, net earnings (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA is presented in the projections because our management believes that they could be useful for investors in assessing projected operating performance and projected performance relative to financial obligations. In addition, EBITDA is a measure commonly used by financial analysts because of their usefulness in evaluating operating performance. EBITDA, as used by us, is not necessarily comparable with similarly titled measures of other companies because all companies do not calculate EBITDA in the same fashion.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included herein has been prepared by, and is the responsibility of, our management. Our independent registered public accountant has neither examined nor compiled the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

Projected Statements of Operations (in thousands)
	Years Ending December 31,
	2004	2005	2006	2007	2008
Revenue	$50,337	$53,933	$46,135	$40,716	$35,076
Operating Expenses excluding Depreciation	48,784	42,631	35,201	31,066	26,763
EBITDA	1,553	11,302	10,934	9,650	8,313
Capital Expenditures	800	800	800	800	800
Unlevered Free Cash Flow	753	10,502	10,134	8,850	7,513
Regulatory Adjustments	10,739	5,707	—	—	—
Terminal Value	—	—	—	—	11,100
Net Unlevered Free Cash Flow	$11,492	$16,209	$10,134	$8,850	$18,613

Opinion of the Board’s Financial Advisor

Davel and MobilePro management jointly searched for a financial advisor that had the experience and qualifications necessary to provide an opinion regarding the fairness, from a financial point of view, of the consideration to be received by the Minority Stockholders of Davel. Davel and Mobilepro management contacted four different financial advisors they had previously worked with and requested bids regarding the fee that would be charged for their services. Davel and Mobilepro received proposals to provide the requisite services from each of the financial advisors and evaluated the proposals and the merits of each. On the basis of the qualifications, experience and fees, the Chief Financial Officer of Mobilepro awarded the engagement to Reznick Fedder & Silverman Financial Advisors Group, L.L.C. (“Reznick”)

On behalf of Davel, Mobilepro signed an engagement letter with Reznick to opine as to the fairness, from a financial point of view, of the $0.015 per share to be received by the Minority Stockholders of the Company (some 1,600 stockholders holding approximately 29.8 million shares of the Company’s Common Stock representing in total 4.8% of the ownership of the Company) set forth in the Loan Purchase Agreement entered into between, among others, the former Lenders to the Company (who, prior to the November 15, 2004 acquisition by Mobilepro, also owned approximately 585.3 million shares of the Company representing 95.2% of the ownership of the Company) as Sellers, MobilePro Corp. as Buyer and the Company (the “Opinion”). On February 9, 2005, Reznick delivered to the Board its oral opinion, noting that such opinion would be delivered in writing the next morning, to the effect that, based upon and subject to the assumptions and qualifications stated in its opinion, the $0.015 per share to be received by the Minority Stockholders of the Company was fair, from a financial point of view, to such stockholders. Prior to delivering its oral opinion, Reznick delivered to the Board a Fairness Opinion Supplement dated January 15, 2005. There were no material changes that effected Reznick’s opinion from January 15, 2005 to the date of the Opinion.

The full text of Reznick’s written opinion, dated February 9, 2005, is attached as Appendix D to this information statement and is incorporated by reference. You are urged to read the entire opinion carefully to learn about the assumptions made, procedures performed, matters considered and limits on the scope of the analysis undertaken by Reznick in rendering the Opinion. Reznick’s Opinion relates only to the fairness, from a financial point of view, to the Minority Stockholders of the $0.015 per share to be received by such stockholders set forth in the Loan Purchase Agreement, does not address any other aspect of the proposed Reverse Stock Split or any related transaction and does not constitute a recommendation to any stockholder. Reznick’s opinion was directed to the Board for its benefit and use in evaluating the fairness of the $0.015 per share to be received by the Minority Stockholders. We encourage you to carefully read the opinion in its entirety.

While Reznick rendered the Opinion and provided certain financial analyses, the Opinion was only one of the factors taken into consideration by the Board in determining the price to be paid to the Minority Stockholders. Reznick was not engaged to, and did not perform a valuation analysis or appraisal of Davel’s Common Stock and, accordingly, did not render an opinion or conclusion as to the fair value of the Common Stock. Reznick did not recommend to the Board of Directors the amount of consideration that should be paid in any proposed transaction. The Board of Directors determined the amount of consideration to be paid and the decision to recommend the proposed transaction was solely that of the Board of Directors.

In preparing its Opinion, Reznick performed a variety of analyses,  which are summarized below. In arriving at its Opinion, Reznick considered the results of all such analysis as a whole and did not attribute any particular weight to any specific analysis or factor. As such, consideration of only a portion of the analyses could create an incomplete view of the process underlying Reznick’s Opinion.

In performing its analyses, Reznick made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Davel. The analyses performed by Reznick are not necessarily indicative of actual values or actual future results, which may be significantly different than suggested by such analyses. Such analyses were prepared solely as part of Reznick’s analysis of the fairness of the cash consideration to be paid to the Minority Stockholders and were delivered to the Board of Directors as part of the Opinion. The analyses do not purport to be appraisals of the business or assets of Davel or to reflect the price that might be obtained in an actual transaction. Reznick utilized in their analysis various projections of operations prepared by the management of Davel. The projections are based on numerous variables and assumptions that are inherently unpredictable and may not occur as projected. Accordingly, actual results could vary significantly from those set forth in management’s projections.

In rendering its Opinion, among other analyses, Reznick performed the following procedures:

•	Considered applicable valuation methodologies utilized for similar transactions;

•	Reviewed Davel’s Form 10-K for the years ended December 31, 1998 through to 2003, and its Form 10-Q for the quarter ended September 30, 2004;

•
Reviewed certain financial and operating information provided to Reznick by management relating to Davel’s business, including business plan projections for the fiscal years ending December 31, 2005 through December 31, 2008;

•	Interviewed Davel’s management to discuss Davel’s operations, historical financial statements and future prospects;

•	Reviewed Davel’s historical market prices and trading volume of its publicly traded common stock, along with publicly available financial data on Davel;

•	Reviewed publicly available financial data to identify public companies to compare to Davel;

•	Reviewed the financial terms, including premiums paid in transactions in which a majority shareholder acquired the remaining minority shares of a public company;

•	Considered other recent proposals and offers made to Davel by third parties interested in acquiring the Company or its assets;

•	Considered the economic outlook and outlook of the payphone industry;

•	Considered Davel’s liquidity problems and difficulties it faces in funding its operations, to make capital expenditures and to meet its debt service and other obligations;

•	Considered the going concern opinion made by Davel’s auditor, Aidman Piser & Company, P.A., in its Report of Independent Certified Public Accountants for the fiscal year ended December 31, 2003; and

•	Considered such other information, financial studies, analyses, and investigations of financial, economic and market criteria Reznick deemed relevant.

Reznick held discussions with members of the senior management regarding the foregoing. In addition, Reznick considered other matters and performed such research, inquiries and analysis that it deemed relevant in rendering the Opinion.

In rendering the Opinion, Reznick assumed and relied upon, with the consent of the Board and without independent verification, the accuracy and completeness of all the information provided to it by Davel and other third parties, including, without limitation, the projections. Reznick was advised by the senior management of Davel that the projections had been reasonably prepared on bases reflecting the best available estimates and judgments of the senior management of the Company at the time they were prepared. In that regard, Reznick assumed, with the consent of the Board of Directors, that the projections will be achieved and that all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’ financial statements or other information made available to Reznick. Reznick expressed no opinion or any form of assurance with respect to the projections or any of the underlying data utilized in its analyses.

Reznick did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the Company. Furthermore, Reznick’s opinion does not in any way address the Reverse Stock Split or its merits as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Reznick assumed without verification the accuracy and adequacy of the legal advice given by counsel to the Company and by counsel to the Board of Directors on all legal matters.

Reznick did not express any opinion as to the price at which the Company Common Stock would trade at any future time. Those trading prices could be affected by a number of factors, including but not limited to:

•	changes in the prevailing interest rates and other factors that generally influence the price of securities;

•	adverse changes in the current capital markets;

•	the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the product markets it serves;

•	any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

•	timely completion of the Reverse Stock Split on the terms and conditions that are acceptable to all parties at interest.

Reznick’s Opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to Reznick as of the date of the Opinion. Although subsequent developments may affect its opinion, Reznick does not have any obligation to update, revise or reaffirm its Opinion.

The following is a summary of the quantitative analyses performed and material factors considered by Reznick to arrive at the Opinion. Reznick performed procedures, including each of the financial analyses described below, and reviewed with the Board the assumptions upon which such analyses were based, as well as other factors. The summary includes all material analyses performed or factors considered by Reznick.

Comparable Public Company Analysis

A comparable public company analysis provides a method to estimate the value of a company based on the prices at which the common stock of other comparable companies trade in the market. Reznick searched for companies that are publicly traded companies that engage in businesses reasonably comparable to the Company’s business. However, the only publicly traded company identified by Reznick that derives a significant portion of revenue from owning and operating payphones is Davel. Therefore, Reznick concluded that there were no sufficiently comparable public companies from which a reasonable comparison to Davel could be made.

Comparable Transaction Analysis

Reznick also performed a search for recent merger and acquisition transactions in the payphone industry based on publicly available information. A comparable transactions analysis is based on the premise that the prices paid in comparable transactions provide a basis from which to estimate the value of a similar company by analyzing valuation metrics or multiples from these transactions.

Reznick determined that there were no appropriate transactions which had occurred in the payphone industry since 1998. Reznick noted that the closest comparable transaction involved Davel’s merger with PhoneTel in 2002. However, because both companies were effectively insolvent and the transaction was in effect a trouble debt restructuring, no meaningful valuation data could be derived from this transaction.

Discounted Cash Flow Analysis

A discounted cash flow analysis utilizes the premise that the value of a business is represented by the present value of the estimated cash flow it is expected to generate. In conducting a discounted cash flow analysis, the amounts of money that the company is projected to earn in the future (reflecting amounts in excess of projected future expenses) is discounted to present value to reflect the time value of money as well as the business and financial risks of the company.

Reznick utilized the projections for 2005 through 2008 prepared by management to perform several discounted cash flow analyses. Management’s projections were based on assumptions considered reasonable. Reznick estimated the value of the business at the end of 2008 (the terminal value) using expected cash flow after 2009 and a multiple applied to the expected number of payphones in service.

Reznick determined the appropriate discount rates for Davel by computing the cost of equity, the cost of debt, and a weighted average cost of capital (“WACC”). The WACC reflects the cost of equity and cost of debt in their respective proportion to the capital structure of the business. Accordingly, the WACC represents the required return to the investors in the business and represents the return required by investors in a business with a similar level of risk. The cost of equity is used to discount the expected cash flow to equity to estimate the value of equity and the WACC is utilized to discount debt-free cash flow to estimate the enterprise value (i.e., the value of debt and equity).

Reznick determined the cost of equity by starting with the risk free rate (20 year treasury rate) and adding premiums for business and financial risks based on data available for publicly traded securities, an industry analysis, and an analysis of risk factors specific to Davel. This analysis resulted in a cost of equity of 27 percent. The cost of debt of 8.5 percent was determined based on market factors and Davel’s outstanding debt. Based on an analysis of industry debt to equity ratios of 20% debt and 80% equity, the WACC was estimated at 23 percent.

Reznick utilized these discount rates and the projections to estimate value using three discounted cash flow analysis scenarios:

1)	Discounted Cash Flow to Equity
2)	Discounted Cash Flow to Debt and Equity (Enterprise Value) Minus Outstanding Debt (Using Expected 2009 Cash Flow to Compute Terminal Value)
3)	Discounted Cash Flow to Debt and Equity (Enterprise Value) Minus Outstanding Debt (Using a Multiple of Payphones to Compute Terminal Value)

The indicated value of total equity using these methods ranged from negative $19 million to negative $79 million, and because shareholders would not be personally liable for debt, these methods indicated a value per share of $0.00. The negative values result principally from deducting the debt service and outstanding balance of Davel’s debt in the approximate amount of $104 million, which exceeds the value that could be expected to be realized from operating the business.

Liquidation Analysis

A liquidation analysis is a means of estimating the value of a company based on the value of the company’s assets through a hypothetical orderly liquidation scenario. Reznick prepared a liquidation analysis that was based upon liquidation projections provided by management as of June 30, 2004. Reznick’s analysis indicated that the liquidation projection as of June 30, 2004 remained reasonable for purposes of its analyses. Management projections were based on the following:

•	Davel operates 43,000 payphones

•	Payphones would be operated through liquidation, but only 27,500 would be liquidated at a net realizable value

•	Phones would be liquidated at average prices declining from $400 to $75 per phone:

Reznick’s analysis also indicated that there was no publicly available information concerning recent payphone transactions from which a relevant comparison could be made, due in part to the rapidly deteriorating financial condition of the payphone industry. Reznick’s analysis estimated net proceeds from liquidation, before considering the outstanding debt, in the amount of $985,000. After deducting the outstanding liabilities and debt, the liquidation analysis resulted in a value of negative $119 million, and because shareholders are not personally liable for debt, indicates a per share value of $0.00.

Public Market Pricing Analysis and Transactions in Davel Stock

Reznick analyzed the historical market prices and trading volume for Davel’s public stock for the one-year, six-month and three-month periods prior to the announcement of the Loan Purchase Agreement. Reznick observed that substantially all of the trading occurred at under $0.01 for the six-month and three-month periods leading up to the announcement.

Reznick further analyzed the transactions in the stock for the 30 days leading up to the announcement. This analysis indicated that the mean and median prices during this period were $0.005. However, because the stock was so thinly traded during this period, this was not deemed to be a reliable indicator of value.

Remaining Minority Interest Stake Analysis

Reznick analyzed the per share premiums offered to minority shareholders in transactions involving the buyout of a minority interest in a public company. Reznick analyzed 36 public company transactions in which a majority shareholder acquired the remaining minority interest that occurred between January 1, 2001 and August 18, 2004 and had market capitalizations less than $50 million. Reznick’s analysis indicated that these transactions occurred at premiums to the median market prices one-day, one-week and four-weeks prior to the announcement in the amount of 49 percent, 46 percent, and 49 percent, respectively.

Reznick then analyzed the median trading value of Davel Common Stock for the one-day, one-week, and four-weeks periods prior to the announcement to determine the premium implied by the offer price of $0.015. Based on this analysis, the premium over the median price one-week prior to the announcement ($0.0035) was 329 percent and the premium over the median price four weeks prior to the announcement ($0.006) was 150 percent. There was no trading activity for the day prior to announcement, so a premium was not computed. The percentage premium implied by a price of $0.015 is substantially higher than the median premiums observed. Additionally, the one-week premium is higher than any one-week premium observed and the four-week premium is higher than all but two of the transactions analyzed.

Other Analysis

Reznick also analyzed other recent third party buyout and restructuring offers for Davel and the value implied by Mobilepro’s acquisition of Davel’s debt and equity from the former debt holders. None of the other recent third party offers resulted in a transaction and did not indicate any meaningful value for equity. Reznick estimated that the Mobilepro transaction indicated an enterprise value of Davel of $15 million, which is substantially less than the outstanding debt. Accordingly, Reznick’s analysis of these transactions also indicate a value of equity at or close to $0.00.

General

Reznick is an affiliate of the Reznick Group, P.C., one of the largest CPA and consulting firms headquarted in the mid-Atlantic area, and ranked among the 20 largest firms in the country. Reznick’s Valuation and Transactions Advisory Group is widely recognized for its expertise in providing independent valuation and transaction advisory services. Reznick is regularly involved as independent analyst or advisor in merger and acquisition transactions, structuring financings, and reorganizations, and performs approximately 200 valuation assignments each year.

The Board hired Reznick based on its qualifications and expertise in providing financial advice to companies and its reputation. No material relationship exists or has existed within the past two years between Reznick and either the Company or any member of Mobilepro prior to this transaction. Pursuant to a letter agreement dated January 6, 2005, Reznick has been paid fees totaling $28,500 for the Opinion and presentation to the Board of Directors. Reznick Group, P.C. was also paid $7,287.50 for tax research and consulting related to the transaction. In addition, the Company has agreed to promptly reimburse Reznick upon request for all additional consulting based on standard hourly rates and for reasonable out-of-pocket expenses in connection with its services, including the reasonable fees and expenses of Reznick’s legal counsel. The Company has also agreed to indemnify Reznick against potential liabilities relating to or arising out of its engagement.

Projections Provided by Management

We do not, as a matter of course, make public projections as to future sales, earnings or other results. However, our management prepared and provided to Reznick the projections that are summarized below. This information, which was not prepared with a view to public disclosures, is included in this document for the limited purpose of providing stockholders access to the financial projections considered by the Board of Directors and by Reznick in rendering its Opinion.

The projections below are or involve forward-looking statements and are based upon a variety of assumptions, including our ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Many important factors, in addition to those discussed elsewhere in this proxy statement, could cause our results to differ materially from those expressed or implied by the forward-looking statements. These factors include our competitive environment, economic and other market conditions in which we operate and matters affecting business generally, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projections are indicative of our future performance or that actual results will not differ materially from those in the projections set forth below. See “Cautionary Statement Concerning Forward Looking Statements” beginning at page 46.

We are not entitled to rely on the safe harbor protection of the Private Securities Litigation Reform Act of 1995 with respect to the forward-looking statements contained in these projections. However, in light of the uncertainties inherent in projections of any kind, the inclusion of these projections in this information statement should not be regarded as a representation by us, the Board of Directors, or any of our or their respective advisors, agents or representatives that these projections will prove to be correct.

The financial projections set forth below include EBITDA, EBIT and EBT. We define “EBITDA” as net earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization, “EBIT” as net earnings (loss) before interest expense and income tax expense and “EBT” as net earnings (loss) before income tax expense. EBITDA, EBIT and EBT are non-GAAP measures and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBITDA, EBIT or EBT in isolation from, or as a substitute for, net earnings (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA, EBIT and EBT are presented in the projections because our management believes that they could be useful for investors in assessing projected operating performance and projected performance relative to financial obligations. In addition, EBITDA and EBIT are measures commonly used by financial analysts because of their usefulness in evaluating operating performance. EBITDA, EBIT and EBT, as used by us, are not necessarily comparable with similarly titled measures of other companies because all companies do not calculate EBITDA, EBIT and EBT in the same fashion.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included herein has been prepared by, and is the responsibility of, our management. Our independent registered public accountant has neither examined nor compiled the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

Projected Statements of Operations (in thousands)
	Years Ending December 31,
	2005	2006	2007	2008
Revenue	$47,632	$46,135	$40,716	$35,076
Operating Expenses excluding Depreciation	39,269	35,202	31,067	26,763
EBITDA	8,363	10,933	9,649	8,313
Depreciation	6,000	5,000	4,000	3,000
EBIT	2,363	5,933	5,649	5,313
Interest Expense	10,434	10,434	10,434	10,434
EBT	$(8,071)	$(4,501)	$(4,785)	$(5,121)
Analysis of the Board of Directors

The Board of Directors, Mobilepro and Davel Acquisition each unanimously determined that the terms of the Reverse Stock Split are fair to, and in the best interests of, Davel and its stockholders, including the Minority Stockholders. The Board of Directors approved the Reverse Stock Split and, based on its belief that the stock split and fractional share cash-out are substantively and procedurally fair to our stockholders, including our Minority Stockholders, recommended the adoption and approval of the Stock Split and Cash Consideration.

In making their recommendation, the Board of Directors, Mobilepro and Davel Acquisition considered a number of factors. Among the factors that they believed supported their recommendation were the following:

Review of operations, forecasts, and projections. The Board of Directors reviewed our current financial statements, including the Balance Sheet, Statement of Operations and Statement of Cash Flows, the historical results of operations, business strategy, and available sources of financing, as well as certain forecasts and projections prepared by our senior management. This review indicated that there have been and continue to be significant business risks confronting us, which made more attractive the prospect of a liquidity opportunity for our Stockholders. The Board of Directors, Mobilepro and Davel Acquisition considered these risks, among others, in evaluating the reverse stock split and fractional share cash-out.

•
Decreasing revenues due to a reduction in the average number of payphones in service.  The average number of payphones has been declining significantly. We have experienced adjustments to dial-around compensation and increased competition from the wireless communications industry, resulting in lower average revenues per phone. We also compete for payphone locations directly with local-exchange carriers and with other independent payphone service providers.

•
On April 5, 2001 the Federal Communications Commission (the “FCC”) expanded the responsibility of facilities-based telecommunications carriers to pay payphone service providers, or “PSPs,” such as Davel, compensation from dial-around calls. Compensation derived from dial-around calls represent a significant source of revenue for PSPs. The facilities-based telecommunications carriers (or long-distance carriers) are not always able or willing to correctly monitor, record, and pay dial-around compensation to PSPs such as Davel, thus Davel’s revenue are subject to reduction. Since the monitoring and record keeping associated with this revenue source is maintained by the long distance carriers and not always properly provided to the PSPs, we sometimes are unable to successfully challenge payments from the long-distance carriers that are believed to be delinquent or deficient.

Cash-out consideration premium. With the assistance of its financial advisor, the Board of Directors analyzed our current and historical stock price performance and trading volumes dating back to 2004. In light of recent developments relating to the business, including, for example, reductions in the number of phones in service and the revenues per phone, the Board of Directors paid particular focus to our more recent stock performance. The Board of Directors, Mobilepro and Davel Acquisition noted that the Cash Consideration of $0.015 per share represents (1) a premium of approximately 114% over the $0.007 closing sale price for our shares on September 7, 2004, the last trading day before the announcement of the Loan Purchase Agreement, (2) a premium of approximately 50% over the $0.010 closing sale price for our shares on November 15, 2004, the date we filed a Press Release announcing the closing of the Loan Purchase Agreement with MobilePro, and (3) a premium of approximately 114% over the $0.007 average closing sale price for our shares for the three-month period prior to the announcement of the Loan Purchase Agreement .

Active market search. As described above in “Background of the Merger,” the Board of Directors and its financial advisor engaged in an extensive active market search process over the past year to identify potential strategic and financial acquirers, negotiating with several potential buyers. Prior to execution of the Loan Purchase Agreement, this search resulted in indications of interest from only eight potential buyers, seven of which did not develop into firm offers. See “Background of the Cash-Out”.

Each of the offers presented by the potential buyers, including the Mobilepro offer which developed into a firm offer and was ultimately consummated, required that the Lenders sell their respective interest in the Senior Debt at a substantial discount to the principal amount owed to the Lenders under the debt agreement. At the time the various conversations commenced with the various potential buyers, the carrying value of the Senior Debt was in excess of $120 million. Additionally, the offers discussed, including the Mobilepro transaction, required that the Lenders also transfer their Common Stock interest, which in the aggregate exceeded 95% of the Common Stock of the Company. Accordingly, any transaction would require that the Lenders approve the terms of the transaction in advance of the Company’s entering into such a transaction.

Limited liquidity for our stock. The Board of Directors, Mobilepro and Davel Acquisition took into account the limited public float and low trading volume of our Common Stock, the small number of market makers and the lack of institutional research coverage relating to the Company. These factors make it difficult for our stockholders to dispose of large numbers of shares without adversely affecting our stock price. In the Board of Director’s view, these factors made the Cash Consideration contemplated by the Reverse Stock Split preferable to the alternative of subjecting the Minority Stockholders to the risk of declining stock performance or the risk of being unable to sell its shares. The Board of Directors, Mobilepro and Davel Acquisition examined the relationship between the $0.015 price per share of Common Stock to be paid in the Reverse Stock Split and the recent and historical market prices of the Company’s Common Stock. The Cash Consideration represents a premium [discount] of approximately 114%, 50% and [11.8]% over the weighted average closing trading price of the Common Stock over the three-month, six month, and one-year periods, respectively, prior to the announcement of the Loan Purchase Agreement.

Fairness opinion. The Board of Directors, Mobilepro and Davel Acquisition reviewed and adopted the Opinion of the financial advisor, Reznick, that as of February 9, 2005, and based upon and subject to the various qualifications and assumptions described in the Opinion, the Cash Consideration to be received by the Minority Stockholders set forth in the Loan Purchase Agreement was fair to the stockholders from a financial point of view. The Board of Directors, Mobilepro and Davel Acquisition each adopted the analysis and fairness opinion of Reznick with regard to each of current and historical market prices, net book value, going concern value, liquidation value, purchase prices paid in previous purchases, and firm offers made by unaffiliated persons during the past two years. The Board of Directors also considered the other analyses presented by Reznick to it, which it reviewed as a whole, without weighing or emphasizing each analysis separately, and which when reviewed as a whole or even separately on an analysis-by-analysis basis, supported the Board of Directors’, Mobilepro’s and Davel Acquisition’s recommendation.

Costs associated with being a public company. The Board of Directors compared the costs involved with being a public company, including the costs of filing periodic reports and complying with the proxy rules under the Securities Exchange Act of 1934, and the costs of compliance with the enhanced governance and disclosure requirements under the Sarbanes-Oxley Act to the benefits of being a public company. Based on management estimates that the annual costs of compliance, upon our becoming subject to all requirements of the Sarbanes-Oxley Act could approximate $540,000, it concluded that the benefits that we and our stockholders should derive from being a public company were not being realized and did not justify continuing to incur the substantial costs associated with being public.

Extensive negotiation. The Board of Directors, Mobilepro and Davel Acquisition also took into account the extensive negotiations between the Company and its financial and legal advisors, on the one hand, and Mobilepro and its financial and legal advisors on the other hand, including the fact that the negotiations:

•
Involved a Special Committee of independent and disinterested directors, who had no financial interest in the Loan Purchase Agreement that was different from our stockholders generally, representing Davel, and that the Special Committee retained and received advice from its own independent legal and financial advisors, and devoted extensive time and attention to, evaluating, negotiating and recommending the terms of the Loan Purchase Agreement;

•	provided Davel with the right to provide information to, and negotiate with, a person making an unsolicited acquisition proposal;

•	provided Davel with the right to terminate the Loan Purchase Agreement to accept a superior company proposal (as defined in the Loan Purchase Agreement); and

•
provided our Board of Directors with the right to withdraw or modify its recommendation of the Reverse Stock Split and cash-out if the Board of Directors, in good faith after consultation with counsel, concluded that it was necessary to do so to comply with its fiduciary duties.

The Board of Directors, Mobilepro and Davel Acquisition also considered a variety of risks and other factors that potentially weighed against the Reverse Stock Split and fractional share cash-out, including the following:

•	the possibility that the Reverse Stock Split would not be consummated and the resulting costs and other effects of a failed transaction;

•	the fact that, following the Reverse Stock Split, our Minority Stockholders will cease to participate in any future earnings growth or benefit from an increase in value of Davel; and

•	the tax consequences to the Minority Stockholders upon their receipt of the Cash Consideration.
The Board of Directors, Mobilepro and Davel Acquisition nonetheless concluded that these potentially negative factors, including the loss of opportunity to participate in future earnings growth or increase in value of Davel, were adequately compensated for by the Cash Consideration and the fact that our stockholders (other than Mobilepro) will no longer be exposed to the business risks faced by Davel and the risks associated with holding relatively illiquid stock and the increasing costs.

In evaluating the fairness of the Cash Consideration, the Board of Directors also considered the potential liquidation value and the going concern value of Davel. The Board of Directors noted that the Company’s net book value was $0.183 deficit per share. In addition, the Board of Directors noted that Reznick did not consider the potential liquidation value or going concern value of the Company to be reliable indicators in its valuation analysis due to the Company’s negative tangible net book value, heavy debt load, and specific business risks, and that Reznick therefore did not calculate these values. Recognizing that Reznick did not consider the liquidation value or going concern value indicators to be reliable in its valuation analysis and the fact that these indicators would produce values significantly lower than the $0.015 per share Cash Consideration, the Board of Directors concluded that these indicators would be unreliable indicators of the Company’s value.

The foregoing discussion includes all of the material factors considered by the Board of Directors, Mobilepro and Davel Acquisition in reaching their conclusions and recommendations, but is not meant to be exhaustive. In view of the variety of factors considered in reaching its determination, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the Board of Directors, Mobilepro and Davel Acquisition may have given differing weights to different factors. The Board of Director’s determination was made after considering all of the factors together as a whole.

Board of Directors’ Determination and Recommendation

Our Board of Directors consists of three directors. At the February 17, 2005 meeting of the Davel Board of Directors, the Board of Directors concluded that the above factors supported their conclusions and adopted Reznick’s analysis and its fairness determination. None of the members of the Board of Directors abstained from the Board of Director’s determination and approval decisions. None of the members of the Board of Directors who participated in these decisions were our employees. Each of the members of our Board of Directors, however, is an officer of Mobilepro Corp. and one member of our Board of Directors, Mr. Geoffrey Amend, also is an officer of Davel. The Board of Directors recommends approval and adoption of the Reverse Stock Split and the fractional share cash-out.

General Examples of Potential Effects of the Reverse Stock Split

In general, the results of the Reverse Stock Split can be illustrated by the following examples:

Hypothetical Scenario No. 1. Stockholder A is a registered stockholder who holds 100 shares of our Common Stock in his record account at the Effective Time. Instead of receiving a fractional share of our Common Stock immediately after the Reverse Stock Split, Stockholder A’s 100 shares will be converted into the right to receive $1.50 (100 x $0.015).

Hypothetical Scenario No. 2. Stockholder B has two separate record accounts. As of the Effective Time, he holds 100 shares of our Common Stock in one account and 50 shares of our Common Stock in the other. All of his shares are registered in his name only. Stockholder B will be entitled to receive cash payments equal to the number of shares of our Common Stock that he holds in each record account, instead of receiving fractional shares following the Reverse Stock Split. Stockholder B would receive two checks totaling $2.25 (100 x $0.015 = $1.50; 50 x $0.015 = $0.75; $1.50 + $0.75 = $2.25).

If Stockholder B consolidated his two accounts prior to the Effective Time his 150 shares will be converted into the right to receive $2.25 (150 x $0.015). His holdings would still be cashed out in connection with the Reverse Stock Split because he will hold 150 shares of our Common Stock in one record account, which would convert into less than one post-split share of our Common Stock.

Effect of the Reverse Stock Split on Option and Warrant Holders

As of March 25, 2005, the Company had outstanding options and warrants to purchase 234,229 shares of the Company’s Common Stock at exercise prices ranging from $0.03 to $30.85 per pre-Reverse Stock Split share. Upon effectiveness of the Reverse Stock Split, any outstanding options or warrants, including options under various employee stock option plans sponsored by the Company will have their number of shares and exercise prices adjusted to give effect to the 1-for-97,500,000 Reverse Stock Split, with any fractional shares resulting from such adjustment converting to a right to receive $0.015 in cash per pre-Reverse Stock Split share less the exercise price of such pre-Reverse Stock Split shares subject to exercise of the option. Because the exercise prices of all outstanding options and warrants exceed the price at which fractional shares will be redeemed, it is anticipated that the Company will not be required to pay the holders for their options and warrants, and such options and warrants will expire unexercised pursuant to their terms. The vesting schedule and expiration dates for the options and warrants will remain unchanged. Any authorized but un-issued options under the Company’s employee stock option plans will have the number of shares adjusted to give effect to the 1-for-97,500,000 Reverse Stock Split.

Effects of the Reverse Stock Split on Our Company

The Reverse Stock Split is expected to reduce the number of record holders of our Common Stock and the number of our outstanding shares of Common Stock. Our Amended and Restated Certificate of Incorporation currently authorizes the issuance of 1,001,000,000 shares of capital stock consisting of 1,000,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of undesignated Preferred Stock. At the Effective Time, our authorized shares of capital stock will be reduced to 1,000,010 consisting of ten shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of undesignated Preferred Stock. As of the Record Date, 615,018,963 shares of our Common Stock and no shares of our undesignated Preferred Stock were outstanding. Fractional shares of Common Stock that would otherwise result from the Reverse Stock Split will instead be paid in cash. We believe that the Reverse Stock Split will reduce the number of shares of our Common Stock outstanding of record from 615,018,963 to approximately six, assuming approximately 30,000,000 shares of pre-split Common Stock are cashed out.

Our Common Stock is currently registered under the Exchange Act and, consequently, we are subject to the Registration and Periodic Reporting Obligations of the Exchange Act. We believe the Reverse Stock Split will reduce the number of record holders of Common Stock from approximately 1,615 to one, which will position us to terminate our Registration and Periodic Reporting Obligations and continue future operations as a private company, thereby relieving us of the costs, administrative burdens and competitive disadvantages associated with a operating as a public company.

Based on the aggregate number of record holders of our Common Stock, and the number of holders of record owning more than 97,500,000 shares of our Common Stock as of the Record Date, we estimate that payments of cash in lieu of the issuance of fractional shares to Cashed-Out Stockholders will total approximately $450,000 in the aggregate.

We believe the completion of the Reverse Stock Split and the subsequent termination of our Registration and Periodic Reporting Obligations will cause the market for shares of our Common Stock to be eliminated. Our Common Stock is currently traded in the over-the-counter market on the OTC Bulletin Board, which is a quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. This source of liquidity will no longer be available to our stockholders following the Reverse Stock Split and the termination of our Registration and Reporting Obligations.

Our Common Stock will continue to have the same $0.01 par value per share following the consummation of the Reverse Stock Split. In addition, each post-Reverse Stock Split share of our Common Stock will be entitled to one vote per one whole share.

We have no current plans to issue Common Stock, but we reserve the right to do so at any time and from time to time at such prices and on such terms as our Board of Directors determines to be in our best interests and the best interests of our then existing stockholders. Our Board of Directors will take such action, as it deems necessary or appropriate to make equitable adjustments to any outstanding stock options, restricted stock or other rights to acquire our Common Stock.

We are undertaking the Reverse Stock Split at this time because, among other reasons, we have agreed to purchase the Common Stock of the Minority Stockholders pursuant to the terms of the Loan Purchase Agreement and we believe this approach is the most expeditious and timely manner in which we can purchase such shares. We also believe that we will save substantial costs associated with compliance with the Registration and Periodic Reporting Obligations. However, our cost saving estimates may be inaccurate, and the actual savings to be realized from terminating our Registration and Periodic Reporting Obligations may be higher or lower than our estimates.

Conduct of Our Business After the Reverse Stock Split - Future Company Plans

Following the Reverse Stock Split, we will no longer be a public-reporting company, but rather will operate as a private company. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this information statement, the Reverse Stock Split is not anticipated to materially affect the conduct of our business. We expect to be subject to substantially the same risks and uncertainties after the Reverse Stock Split.

Reservation of Right to Abandon the Reverse Stock Split

Our Board of Directors retains the right to abandon the Reverse Stock Split, even though approved by our stockholders, if it determines prior to the Effective Time that the Reverse Stock Split is not then in our best interest or the best interest of our stockholders. Among the circumstances that might cause our Board of Directors to abandon the Reverse Stock Split is the development of a significant risk of the Reverse Stock Split failing to achieve the overall goal of reducing the number of record holders to one, or where the expense of cashing out the stockholders becomes so high that the transaction become financially prohibitive. If the Reverse Stock Split is not implemented, then we will be unable to terminate our Registration and Periodic Reporting Obligations until we have fewer than 300 holders of record of Common Stock and satisfy certain other requirements of the Commission.

Escheat Laws

The unclaimed property and escheat laws of various states provide that under circumstances defined in those states’ statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to us, or who do not return their stock certificates and request payment therefore, generally will have a fixed period of years from the Effective Time in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in California, the period is three years. Following the expiration of that three-year period, the Unclaimed Property Law of California would likely cause the cash payments to escheat to the State of California. For stockholders who reside in other states or whose last known addresses are in states other than California, those other states may have abandoned property laws that call for the state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of those other jurisdictions, the “holding period,” the time period that must elapse before the property is deemed to be abandoned, may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then we would turn over unclaimed Cash Consideration to our state of incorporation, the state of Delaware, in accordance with its escheat laws.

Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law to stockholders who wish to dissent from the Reverse Stock Split.

Material Federal Income Tax Consequences

Summarized below are the material federal income tax consequences to us and our stockholders resulting from the Reverse Stock Split. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary also assumes that the stockholders have held and, if applicable, will continue to hold their shares as capital assets under the Internal Revenue Code of 1986, as amended. This summary does not discuss all aspects of federal income taxation, including certain aspects that may be important to stockholders in light of their individual circumstances. Many stockholders, such as banks, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and securities traders that elect mark-to-market tax accounting treatment, may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received our Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

For purposes of this discussion, “U.S. person” means any of the following:

(1) a citizen or resident of the U.S.;

(2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);

(3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources;

(4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

(5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Common Stock that is a U.S. person, and the term “non-U.S. Holder” means a beneficial owner of our Common Stock that is not a U.S. person.

We urge stockholders to consult with their own tax advisor as to the particular federal, state, local, foreign and other tax consequences, in light of their specific circumstances. If a partnership holds our Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If the stockholder is a partner of a partnership holding our Common Stock, we suggest that such stockholder consult his or her tax advisor.

Federal Income Tax Consequences to Our Company

We believe that the Reverse Stock Split should be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to our company.

Federal Income Tax Consequences to Stockholders Receiving No Cash Consideration from the Reverse Stock Split

If a stockholder (1) continues to hold our Common Stock immediately after the Reverse Stock Split, and (2) receives no Cash Consideration as a result of the Reverse Stock Split, such stockholder should not recognize any gain or loss in the Reverse Stock Split. The aggregate adjusted tax basis in shares of our Common Stock held immediately after the Reverse Stock Split should be equal to the aggregate adjusted tax basis in the shares of Common Stock held immediately prior to the Reverse Stock Split, and the stockholder should have the same holding period in the Common Stock as it had in such stock immediately prior to the Reverse Stock Split.

Federal Income Tax Consequences to Stockholders Receiving Cash Consideration from the Reverse Stock Split

If a stockholder receives Cash Consideration as a result of the Reverse Stock Split, its tax consequences will depend on whether, in addition to receiving cash, it or a person or entity related to it continues to hold our Common Stock immediately after the Reverse Stock Split, as explained below.

Stockholders Who Exchange All of Their Common Stock for Cash as a Result of the Reverse Stock Split.

If a stockholder receives Cash Consideration in lieu of a fractional share as a result of the Reverse Stock Split, does not continue to hold any of our Common Stock immediately after the Reverse Stock Split, and is not related to any person or entity that holds our Common Stock immediately after the Reverse Stock Split, the stockholder will recognize capital gain or loss. The amount of capital gain or loss the stockholder recognizes will equal the difference between the cash received for the cashed-out stock and the aggregate adjusted tax basis in such stock.

If a stockholder is related to a person or entity who continues to hold our Common Stock immediately after the Reverse Stock Split, such stockholder will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that such receipt of cash either is “not essentially equivalent to a dividend,” or is a “substantially disproportionate redemption of stock,” as described below.

•
“Not Essentially Equivalent to a Dividend.” A stockholder will satisfy the “not essentially equivalent to a dividend” test if the reduction in its proportionate interest in our company resulting from the Reverse Stock Split is considered a “meaningful reduction” given the particular facts and circumstances. The Internal Revenue Service (“IRS”) has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and exercises no control over the affairs of the corporation will meet this test.

•
“Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Reverse Stock Split will be a “substantially disproportionate redemption of stock” for a stockholder if the stockholder owns less than 50% of the outstanding shares of our Common Stock after the Reverse Stock Split, and the percentage of the outstanding shares of our Common Stock owned by the stockholder immediately after the Reverse Stock Split is less than 80% of the percentage of shares of our Common Stock it owned immediately before the Reverse Stock Split.

In applying these tests, the stockholder will be treated as owning shares actually or constructively owned by certain individuals and entities related to the stockholder. If the receipt of Cash Consideration in lieu of fractional shares of our Common Stock does not give rise to capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of the stockholder’s ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of its aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Stockholders Who Both Receive Cash Consideration and Continue to Hold Our Common Stock Immediately After the Reverse Stock Split

If a stockholder both receives Cash Consideration as a result of the Reverse Stock Split and continues to hold our Common Stock immediately after the Reverse Stock Split, it generally will recognize gain, but not loss, in an amount equal to the lesser of the excess of the sum of aggregate fair market value of its shares of our Common Stock plus the cash received over its adjusted tax basis in the shares, or the amount of cash received in the Reverse Stock Split. The aggregate adjusted tax basis in the stockholder’s shares of our Common Stock held immediately after the Reverse Stock Split should be equal to its aggregate adjusted tax basis in the shares of our Common Stock held immediately prior to the Reverse Stock Split, increased by any gain recognized in the Reverse Stock Split, and decreased by the amount of cash received in the Reverse Stock Split.

Any gain recognized in the Reverse Stock Split should be treated, for federal income tax purposes, as capital gain, provided that the receipt of cash either is “not essentially equivalent to a dividend” with respect to the stockholder, or is a “substantially disproportionate redemption of stock” with respect to the stockholder as discussed above. In applying these tests, the stockholder will be treated as owning shares held by certain individuals and entities related to the stockholder, and the stockholder may take into account sales of shares of our Common Stock that occur substantially contemporaneously with the Reverse Stock Split. If the gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to the stockholder to the extent of its ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of its aggregate adjusted tax basis in its shares, and any remaining gain will be treated as a capital gain.

Dividend Income, Capital Gain and Capital Loss

The U.S. federal income tax rate currently applicable to dividends received from domestic corporations by an individual taxpayer is a maximum of 15%, subject to the requirements the individual must have held the stock with respect to which a dividend is distributed for a minimum of 61 days during the 120-day period beginning 60 days before the stock becomes ex-dividend. A taxpayer’s holding period for these purposes is reduced by periods during which the taxpayer’s risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell and similar transactions. The reduced rate of tax applies to the taxable years between 2003 and 2008. Individual stockholders should consult their own advisors as to their eligibility for the reduced rate of tax in relation to dividends on our Common Stock.

Federal legislation also reduced the maximum U.S. federal income tax rate applicable to net capital gain (defined generally as the total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months to 15%. The reduced rate of tax applies to the taxable years between 2003 and 2008. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will also continue to be subject to tax at the ordinary income tax rates applicable to corporations. For both individual and corporate taxpayers, there are significant limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

In general, payments of dividends with respect to our Common Stock are subject to information reporting. Each paying agent will be required to provide the IRS with information, including the name, address, and taxpayer identification number of each U.S. Holder receiving payments, and the aggregate amount of dividends paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply to all beneficial owners. Specifically, corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, and non-U.S. persons satisfying certain requirements are all excluded from reporting requirements.

U.S. Holders will be required to provide their social security or other taxpayer identification numbers, and in some instances, additional information, to our transfer agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the Effective Time. Backup withholding will apply if a U.S. Holder fails to establish its exemption from the information reporting requirements, is subject to the reporting requirements and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, or if the paying agent has been otherwise notified by the IRS to backup withhold. The backup withholding tax rate is currently 28%. This backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s federal income tax liability if the required information is furnished to the IRS.

Special Rules for Non-U.S. Holders

If a stockholder is a non-U.S. Holder, its tax consequences will depend on whether its income or gain from the Reverse Stock Split is effectively connected with the conduct of a U.S. trade or business, or, if there is an applicable treaty, is attributable to a permanent establishment maintained in the U.S. Performance of significant personal services constitutes the conduct of a U.S. trade or business.

Income or Gain Not Effectively Connected with the Conduct of a U.S. Trade or Business

Except as described below under the heading “Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business,” dividends (including deemed dividends) paid on our Common Stock held by a non-U.S. holder will be subject to U.S. federal withholding tax (but not the federal income tax) at a rate of 30% or lower treaty rate, if applicable. In order to claim a reduction of withholding under a tax treaty, a non-U.S. holder generally will be required to file IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalty of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments. Further, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the taxable disposition of our Common Stock.

Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business

If dividends paid to a non-U.S. Holder are effectively connected with the conduct of a U.S. trade or business by the non-U.S. Holder or, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States by the non-U.S. Holder, us and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. Holder furnishes a valid IRS Form W-8ECI certifying, under penalty of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder’s conduct of a U.S. trade or business and are includible in the holder’s gross income. Effectively connected dividends will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax).

In the case of any gain that is effectively connected with the conduct of a U.S. trade or business by a non-U.S. Holder (and, if required by a tax treaty, any gain that is attributable to a permanent establishment maintained in the United States), the non-U.S. Holder will generally be taxed on its net gain derived from the disposition at the regular rates and in the manner applicable to U.S. persons and, if the non-U.S. Holder is a foreign corporation, the branch profits tax may also apply.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from such dividend payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting dividend payments and any withholding thereof may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will generally not be subject to additional information reporting or to backup withholding with respect to dividend payments on our Common Stock, or to information reporting or backup withholding with respect to payments of proceeds from the disposition of our Common Stock to or through a U.S. office of any broker, as long as the holder has furnished to the payor or broker: (i) a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person; (ii) other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or (iii) otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

As explained above, the amounts paid to a stockholder as a result of the Reverse Stock Split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to such stockholder depending on its individual circumstances. We urge each stockholder to consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of the specific circumstances.

OTHER INFORMATION

Regulatory Approvals

We are not aware of any material governmental or regulatory approval or filing required for completion of the transaction, other than compliance with the applicable federal and state securities laws and the corporate laws of the State of Delaware.

Background Information Concerning Our Directors, Executive Officers and Controlling Stockholders

Directors

The name, business address and experience of each of our directors for at least the past five years and certain other information concerning each director has been furnished by the director and is set forth below.

Jay O. Wright has been a member of our Board of Directors since November 2004. Mr. Wright currently serves as the President and Chief Executive Officer of Mobilepro, positions that he has held since December 2003. Mr. Wright is also chairman of the board of directors of Mobilepro. Prior to joining Mobilepro in December 2003, Mr. Wright served as President of Bayberry Capital, Inc., a Maryland based financial consulting firm from October 2001 to December 2003. During that time, he also served from August 2002 and May 2003 as Chief Financial Officer for Technical and Management Services Corporation where he negotiated the sale of that company to Engineered Support Systems, Inc. Between December 1999 and September 2001 Mr. Wright served as Chief Financial Officer of Speedcom Wireless Corporation, a wireless software technology company, where he helped take that company public via a “reverse merger” and subsequently obtain a Nasdaq SmallCap listing. Earlier in his career, Mr. Wright worked as an investment banker with Merrill Lynch in New York and as a mergers and acquisitions attorney with Skadden, Arps, Slate, Meagher and Flom, LLP in New York and Foley & Lardner in Chicago. Mr. Wright received his Bachelor’s degree in Business from Georgetown University (summa cum laude) and a JD degree from the University of Chicago Law School.

Kurt Gordon has been a member of our Board of Directors since November 2004. Mr. Gordon currently serves as the Chief Financial Officer of Mobilepro, a position he has held since February 2004. Prior to joining Mobilepro, Mr. Gordon provided consulting services to Mobilepro between November 2003 and February 2004. Mr. Gordon has over 14 years of experience in finance and operations with a special focus on growing entrepreneurial environments. Between April 2000 and September 2003, Mr. Gordon was Chief Financial Officer of TARGUS Information Corporation, which pioneered the development of real time intelligence providing businesses access to information about businesses and consumers who contact them by telephone, Internet and wireless devices. Between March 1997 and April 2000, Mr. Gordon served in several capacities including Director of Finance for KSI Services Incorporated, a real estate acquisition and development corporation. Earlier in his career, Mr. Gordon served as a public accountant and consultant in the Entrepreneurial Services group of Ernst & Young.

Geoffrey B. Amend has been a member of our Board of Directors since November 2004. He also serves as one of our Executive Vice Presidents. Mr. Amend currently serves as General Counsel of Mobilepro, a position he has held since November 2004. Prior to joining Mobilepro, Mr. Amend had been practicing law since 1994, specializing in telecommunications, Internet and systems integration. He has served as general counsel to NexGen Telecommunication, Inc., DiscoveryTel, Inc. and Direct Partner Telecom, Inc. All of these companies are engaged in providing facilities-based voice over internet protocol telecommunications services to either the international and/or domestic marketplace. Earlier in his career, Mr. Amend practiced corporate and securities law with Klenda, Mitchell, Austerman & Zuercher, L.L.C. in Wichita, Kansas. He received his bachelor's degree in political science and sociology from Regis University and a J.D. degree (with honors) from Washburn University.

Executive Officers

The name, business address and experience for at least the past five years and certain other information concerning each such executive officer has been furnished by the executive officer as set forth below.

Tammy L. Martin has served as Chief Administrative Officer of the Company since February 14, 2005, General Counsel of the Company since September 5, 2002 and Secretary since June 9, 2003. Prior to that time, Ms. Martin served as General Counsel of AmericanGreetings.com, Inc. since December 2000. From March 2000 to June 2000 she was Chief Financial Officer and General Counsel for Portalvision, Inc. For seven years prior thereto, Ms. Martin held several senior management positions with PhoneTel Technologies, Inc. (“PhoneTel”), including Chief Administrative Officer, General Counsel and Secretary. Ms. Martin received her Bachelor’s degree in Business Administration with a concentration in accounting and finance from Baldwin Wallace College and a JD degree from Cleveland Marshall College of Law.

Donald L. Paliwoda has served as Chief Financial Officer of the Company since October 14, 2003 and Treasurer of the Company since June 9, 2003. Prior to Mr. Paliwoda’s appointment as Chief Financial Officer, he served the Company in various positions since July 24, 2002, the date the Company merged with PhoneTel, including Interim Chief Financial Officer and Corporate Controller. Prior to the PhoneTel Merger, Mr. Paliwoda was the Corporate Controller of PhoneTel since November 1997. For a period of two years prior thereto, Mr. Paliwoda held various positions with Biskind Development, Inc., a privately held property management and real estate development firm, including Chief Financial Officer and Controller. Mr. Paliwoda is a Certified Public Accountant and previously was employed as a senior manager with Deloitte & Touche LLP (formerly Deloitte Haskins & Sells). Mr. Paliwoda received his Bachelor’s of Business Administration and his Master’s of Business Administration from Cleveland State University.

Andrew P. Tzamaras became Chief Operating Officer on March 23, 2004. Mr. Tzamaras has served as a Regional Vice President of the Company since December of 1998. Prior to that time, Mr. Tzamaras held various operations management positions including Regional Operations Director for Peoples Telephone Company from June 1994 to December 1998. For four years prior to joining Peoples Telephone Company, Mr. Tzamaras served as Director of Operations for Atlantic Telco, which, at the time, was the largest independent payphone provider in the Mid-Atlantic states. Mr. Tzamaras attended Montgomery College in Rockville, Maryland.

Controlling Stockholder - Davel Acquisition Corp.

Our controlling stockholder is Davel Acquisition Corp., a wholly-owned subsidiary of Mobilepro. We refer to Davel Acquisition Corp. and Mobilepro Corp. jointly in this information statement as Mobilepro. This entity is a Delaware corporation formed for the purpose of acquiring 100% of our senior secured debt, and approximately 95.2% of our issued and outstanding stock owned by Davel’s former secured lenders. The purchase of the debt and stock was negotiated based upon arm’s length discussions between Mobilepro, Davel’s former secured lenders and the senior management of Davel at that time.

Executive Officers and Directors of Mobilepro:

Jay Wright is Chairman, President and Chief Executive Officer and Director of Mobilepro.

Kurt Gordon is Chief Financial Officer of Mobilepro.

Geoffrey B. Amend is Mobilepro’s General Counsel.

Daniel Lozinsky has served as Director of Mobilepro since February 2002. His term as director expires on the date that his successor is elected and qualified. Mr. Lozinsky has 18 years of management and software development experience with small and large multinational corporations. Since November 2002, Mr. Lozinsky has been advising and investing in technology companies located in the greater Washington DC area. From May 2002 to November 2002, Mr. Lozinsky served as Senior Vice President of Mobilepro. From February 2002 to May to 2002, Mr. Lozinsky served as Mobilepro’s Chairman, President and Chief Executive Officer. From October 2001 to February 2002, Mr. Lozinsky worked as an independent strategic financial and management advisor. From March 2001 and October 2001, Mr. Lozinsky served as President and CEO of Vcmed, Inc., a scientific medical start-up company that was attempting to bring to the market cancer research technology developed at MIT and Harvard. From February 1999 to February 2001, Mr. Lozinsky served as a business advisor to public relations firms for international business. From April 1995 and January 1999, Mr. Lozinsky was a senior software engineer for AOL Host Systems Internet department, that allowed AOL to meet its growing Internet demands during the highest AOL’s growth period between 1996 and 1999, when the company grew from 4 million to 21 million users. He worked for AOL’s MIS (BISY) department for April 1995 to June 1996. Prior to that Mr. Lozinsky served in various engineering roles for Eastman Kodak, PaineWebber, and Merrill Lynch. Mr. Lozinsky holds MS/CS from Stevens Institute of Technology in Hoboken NJ, January 1989. He also holds BS/CS from Polytechnic Institute of NY, January 1984.

Michael G. O’Neil is a member of Mobilepro’s Board of Directors and chairman designate of its Audit Committee. Mr. O’Neil was a senior member of Merrill Lynch & Co.'s Investment Banking Division for more than 29 years. He brings to Mobilepro's Board of Directors significant expertise in the raising of debt and equity capital in the public and private capital markets, mergers and acquisitions, project financing, and advising young technology companies. Mr. O'Neil is a member of the Board of Directors of Capstead Mortgage Corporation, a NYSE-listed company, where he chairs that firm's Governance Committee and Massively Parallel Technologies, Inc., a privately held software technology company specializing in high-speed computing. He received his bachelor's degree in economics from the University of California at Berkeley and his M.B.A. from the Wharton Graduate School of Business at the University of Pennsylvania. Mr. O'Neil also served in the United States Marine Corps.

Chris MacFarland is a member of Mobilepro’s Board of Directors. Mr. MacFarland is Vice President of Operations for BroadSoft, Inc., a Gaithersburg, Maryland company that is a leading software provider of hosted voice and multimedia applications for service providers. He was formerly senior vice president and chief technology officer of Allegiance Telecom, a leading CLEC based in Dallas, Texas. He was responsible for defining Allegiance's telecom network and systems technology and architecture, developing strategic vendor requirements, and overseeing key engineering initiatives. He previously served as director of networks and consulting at Verio, where he helped build that company prior to its sale to NTT in 2000 for $5.5 billion.

Donald H. Sledge is a member of Mobilepro’s Board of Directors and chairman designate of its Compensation Committee. Over the past 10 years, Mr. Sledge has focused on finance and investments, including serving for three years as a Managing Director of Freemont Communications Venture Capital Fund and as Chairman (until 2001) of Merriman, Curham, & Ford (MCF), an Amex-listed broker/dealer. Mr. Sledge sits on the Board of Directors of MCF and two privately held companies. Mr. Sledge received both a bachelor's degree and an M.B.A. from Texas Tech University. He also served in the United States Air Force.

Bruce Sanguinetti has served as President and Chief Executive Officer of Neo Reach, Inc., one of Mobilepro's wholly owned subsidiaries, since January 2005. He has over 25 years of experience in the wireless, computer and technology fields, with the last 15 years of his career focused on the development and marketing of wireless communications devices. Prior to agreeing to join NeoReach, he served from November 2001 to August 2004 as President and Chief Executive Officer of Bermai Inc., a developer of next-generation semiconductor chips under the “Wi-Fi” standard. Prior to joining Bermai, Mr. Sanguinetti served from September 2000 to September 2001 as President of Speedcom Wireless Corporation, a wireless software technology company. From October 1999 until September 2000, Mr. Sanguinetti served as a Director of Speedcom and Evitek.

John Dumbleton has served as Executive Vice President of Sales and Business Development for Mobilepro since January 2005. He has over 13 years of experience in the telecommunications industry, with the last seven years of his career spent at Allegiance Telecom, where he was Senior Vice President of Wholesale Services and Indirect Channels. Mr. Dumbleton received his bachelor's degree in engineering and his M.B.A. from Virginia Polytechnic Institute and State University.

Jack Beech is a member of Mobilepro's Board of Directors and has served as President of DWF Internet Services, Inc. since it was acquired by Mobilepro in January 2004. Mr. Beech founded DFW Internet Services, Inc. in 1993 and served as its President and Chief Executive Officer until its sale to MobilePro. Mr. Beech’s services to our company are provided under the terms of a Consulting Agreement by and among the company, DFW Internet Services, Inc., Beech Holdings, Inc. (“BHI”), and Mr. Beech. If BHI terminates its agreement with us for Good Reason (as is defined in the consulting agreement) or without Cause (as is defined in the consulting agreement), BHI may be entitled to receive an additional 12 months of consulting fees.

Mr. Wright is paid a base salary by Mobilepro of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent 12 month period of each acquisition made by Mobilepro during his employment period. Mr. Gordon is paid a base salary by Mobilepro of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent 12 month period of each acquisition made by Mobilepro during his employment period.

As of January 28, 2005, Mr. Wright had a warrant to purchase up to 15,182,500 Mobilepro shares at an exercise price of $0.018 per share, which was exercisable as to 10,682,500 shares. Kurt Gordon had a warrant to purchase up to 6.5 million shares at an exercise price of $0.018 per share, of which 4,468,750 had vested. Mr. Sanguinetti had a warrant to purchase up to 3 million shares at an exercise price of $0.16 per share, of which 250,000 had vested. Mr. Dumbleton had a warrant to purchase up to 2 million shares at an exercise price of $0.17 per share, of which 83,333 had vested. Mr. Amend had a warrant to purchase up to 2 million shares at an exercise price of $0.20 per share, of which 83,333 shares had vested. Mr. MacFarland had an option to purchase up to 800,000 shares at an exercise price of $0.10 per share, which was vested as to 400,000 shares. Mr. Lozinsky had a warrant to purchase up to 6 million shares at an exercise price of $0.018 per share, which was exercisable as to 4 million shares. Mr. Sledge had a warrant to purchase up to 500,000 shares at an exercise price of $0.185 per share, none of which had vested.

Prior Transactions Between Mobilepro and Our Company

Mobilepro Purchase of Senior Secured Debt and Stock Owned by Secured Lenders

As described above, on November 15, 2004, we closed the sale of 100% of the Company’s Senior Debt, and approximately 95.2% of our issued and outstanding stock owned by certain secured lenders. The purchase price consisted of $14.0 million in cash and warrants to purchase 5,000,000 shares of Mobilepro Common Stock. As part of its agreement with us, Mobilepro agreed to acquire the shares of Common Stock held by our Minority Stockholders within 180 days of the closing date of the Loan Purchase Agreement. The means by which the purchase of the Minority Stockholders Common Stock was conducted was at the discretion of Mobilepro, provided that the purchase price be at least $0.015 per share, payable in cash or securities of Mobilepro. The Reverse Stock Split is the means by which Mobilepro intends to fulfill its obligations under the Loan Purchase Agreement.

Mobilepro funded the purchase price paid pursuant to the Loan Purchase Agreement from the proceeds of a $15.2 million secured note payable to Airlie Opportunity Master Fund, Ltd. (the “Mobilepro Credit Agreement”). Immediately following the closing of the Loan Purchase Acquisition, we executed a joinder agreement with Airlie Opportunity Master Fund, Ltd. in which the we agreed to become jointly and severally liable with Mobilepro under the Mobilepro Credit Agreement. In addition, the Mobilepro Credit Agreement has become secured by substantially all of our assets and is senior in right of payment to the Senior Debt acquired by Mobilepro.

The Mobilepro Credit Agreement provides for an initial principal payment of $2.2 million which was paid by Mobilepro following the closing of the Loan Purchase Agreement. Interest on the outstanding principal balance is payable quarterly in arrears at an annual rate of 15%. In addition, the Mobilepro Credit Agreement provides for payment-in-kind interest at a rate of 8% per annum which is added to principal on a quarterly basis and is payable at maturity, along with the outstanding principal balance, on November 15, 2005. Mobilepro also has the option to extend the maturity date of the note for an additional six months upon payment of the sum of (i) a loan extension fee of $246,795, or 1.5% of the outstanding principal balance, if less and (ii) accelerated payment of the next two quarterly cash interest payments due on February 15 and May 15, 2006.

Mobilepro Corp.

Mobilepro is a Delaware corporation with its principal place of business in Bethesda, Maryland. Mobilepro is a wireless technology and broadband telecommunications company with operations in Houston, Dallas and Beaumont, Texas; Coshocton and Cleveland, Ohio; Kansas City, Kansas; Janesville, Wisconsin; Detroit, Michigan; Stevensville, Maryland; Tucson, Arizona; and Shreveport, Louisiana. The company is focused on developing innovative wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well positioned companies in complementary product lines and industries.

Mobilepro owns approximately 95.2% of our outstanding Common Stock through its subsidiary, Davel Acquisition Corp.

Background of Decision Behind Loan Purchase Agreement

In July 2003, a special committee of independent members of our Board of Directors (directors not employed by us nor affiliated with us or our major equity holders) was formed to identify and evaluate the strategic and financial alternatives available to us to maximize value for our stockholders. Thereafter, the Board of Directors appointed a new chief executive officer who was actively engaged with management to improve our operating results. Significant elements of the plan as either executed or planned for 2003 and 2004, respectively, include (i) the continued removal of unprofitable payphones, (ii) reductions in telephone charges by changing to competitive local exchange carriers (“CLECs”) or other alternative carriers, (iii) the evaluation, sale or closure of unprofitable district operations, (iv) outsourcing payphone collection, service and maintenance activities to reduce operating costs, and (v) the further curtailments of operating expenses.

Based upon the progress or successful completion of certain of the above initiatives, in April 2004, we formed a new committee of independent members of our Board of Directors to evaluate other strategic opportunities available to us. We executed the Loan Purchase Agreement with our secured Lenders and Mobilepro and have become a majority owned subsidiary of Mobilepro. Due to its recent occurrence, the effects of this event on our financial condition and liquidity are not yet fully determinable.

Interests of Certain Persons in or Opposition to the Reverse Stock Split - Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, March 7, 2005, a total of 615,018,963 shares of Common Stock were outstanding. The following table sets forth information as of the Record Date regarding the beneficial ownership of Common Stock by:

•	each of our directors;
•	each of our executive officers;
•	all of our directors and executive officers as a group; and
•	each person known by us to beneficially own 5% or more of the outstanding shares of Common Stock as of the Record Date.

The following table also sets forth hypothetical information regarding the beneficial ownership of the persons listed above assuming the Effective Time of the Reverse Stock Split occurred on the Record Date and the pre-split number of shares of our Common Stock that were cashed out in the Reverse Stock Split was 30,018,963.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act and generally includes voting or investment power with respect to securities. Except as indicated below, we believe each holder possesses sole voting and investment power with respect to all of the shares of Common Stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of Common Stock subject to options or warrants held by that holder that are currently exercisable or are exercisable within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group. The inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership.

	As of the Record Date		As if the Effective Time of the Reverse Stock Split Occurred on the Record Date
Name and Address	Number of Shares	Percentage of Class (1)	Number of Shares	Percentage of Class (2)
Mobilepro Corp. (3) 6701 Democracy Blvd. Suite 300 Bethesda, MD 20817	585,271,794	95.16%	6	100%
Jay O. Wright (4) (8) 6701 Democracy Blvd. Suite 300 Bethesda, MD 20817	21,655,056	3.52%	0	*
Kurt Gordon (4) (8) 6701 Democracy Blvd. Suite 300 Bethesda, MD 20817	8,193,805	1.33%	0	*
Geoffrey Amend (4)(6) 6701 Democracy Blvd. Suite 300 Bethesda, MD 20817	0	*	0	*
Daniel Lozinsky (5)(8) 6701 Democracy Blvd. Suite 300 Bethesda, MD 20817	56,771,364	9.23%	1	16.67%
Tammy L. Martin (6)	0	*	0	*
Donald L. Paliwoda (6)(7)	12,763	*	0	*
Andrew P. Tzamaras (6)	300	*	0	*
All current directors and executive officers as a group (6 persons)	29,861,924	4.86%	0	*

* Less than 1%

(1)  For each individual and group in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group, plus shares acquirable within 60 days of the Record Date by such person or group, by the sum of 615,018,963 shares of Common Stock outstanding on the Record Date, plus shares of Common Stock acquirable within 60 days of the Record Date by such person or group.

(2)  For each individual and group in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, plus shares acquirable within 60 days of the Record Date by such person or group, by the sum of 585,013,063 shares (615,018,963 shares of Common Stock outstanding on the Record Date, minus 30,018,963 pre-split shares estimated to be cashed out in the Reverse Stock Split, plus shares of Common Stock acquirable within 60 days of the Record Date by such person or group all adjusted for the 1-for-97,500,000 Reverse Stock Split).

(3) Mobilepro Corp. and Davel Acquisition Corp., together, beneficially own 585,271,794 shares of Common Stock (6 shares of Common Stock after the 1-for-97,500,000 Reverse Stock Split).

(4) Such person is a director of the Company and an officer of Mobilepro.

(5)  Such person is a director of Mobilepro.

(6) Such person is an executive officer and employee of the Company. The address of such officer, unless otherwise noted, is 200 Public Square, Suite 700, Cleveland, Ohio 44114.

(7) Includes 12,763 shares, which expire on March 8, 2005, that could be acquired within 60 days upon the exercise of options granted pursuant to the Company’s stock option plan.

(8) Based upon beneficial ownership of Mobilepro as of February 3, 2005, based on Mobilepro’s public filings as of that date. Each of Mr. Wright, Mr. Gordon, and Mr. Lozinsky is a beneficial owner of the shares listed next to their names solely as a result of their beneficial ownership of shares in Mobilepro. After the reverse stock split, Mr. Lozinsky will have beneficial interest in 58% of one share of common stock of Davel.

We expect that our current members of management will continue in their current positions for the next twelve months and will not receive any unusual grants of stock, options, salary changes, or bonuses during that time.

Market Prices of Our Common Stock and Dividend Policy

Our Common Stock is traded over-the-counter on the OTC Bulletin Board under the symbol “DAVL.OB.” The following table sets forth the range of high and low closing prices for the calendar periods set forth below. On February 17, 2005, the high, low and closing trading prices for our Common Stock were $0.015, $0.015 and $0.015, respectively.

	Closing Price Per Share
	High	Low
2003
Quarter ended
March 31, 2003	$0.015	$0.006
June 30, 2003	$0.017	$0.006
September 30, 2003	$0.030	$0.005
December 31, 2003	$0.049	$0.019
2004
March 31, 2004	$0.025	$0.015
June 30, 2004	$0.017	$0.007
September 30, 2004	$0.010	$0.003
December 31, 2004	$0.017	$0.007

There were approximately 1,615 stockholders of record as of the Record Date. On that date, the closing sales price of our Common Stock on the OTC Bulletin Board was $0.014.

We have not declared any dividends on our Common Stock during the past five years, and our Board of Directors does not currently intend to pay any cash dividends on our Common Stock in the foreseeable future. Payment of cash dividends is at the discretion of our Board of Directors and depends on our earnings, financial condition, capital requirements and other relevant factors. Payment of any cash dividends currently is prohibited under the Mobilepro Credit Agreement

Financial Statements, Supplementary Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk

See Appendix B to this information statement for our audited financial statements as of December 31, 2003 and 2002 and for each of the years ended December 31, 2003, 2002 and 2001, which includes Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk, and Principal Accountant Fees and Services.

See Appendix C to this information statement for our unaudited financial statements for the interim periods ended September 30, 2004 and 2003, which includes Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk.

See Appendix E to this information statement for our unaudited pro forma financial statements as of and for the nine months ended September 30, 2004 and as of and for the year ended December 31, 2003.

Forward-Looking Statements

This information statement contains forward-looking statements with respect to the impact on our company of the Reverse Stock Split and other matters. The forward-looking statements are not guarantees of future performance and occurrences and involve risks and uncertainties. Certain of the statements contained herein may be, within the meaning of the federal securities laws, “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company’s Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the quarter ended September 30, 2004 for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management’s expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.

Legal proceedings

On or about September 16, 2004 the Company was served with a complaint, in civil action number 04-4303 captioned John R. Gammino v. Cellco Partnership d/b/a Verizon Wireless, et. al. filed in the United States District Court for the Eastern District of Pennsylvania. Plaintiff claims that the Company's use of certain international call blocking technology infringes on one or more patents owned by the Plaintiff John R. Gammino (the "Gammino Patents"). Also named as defendants in the suit are Cellco Partnership d/b/a Verizon Wireless, Verizon Communications, Inc., Vodafone Group PLC, AT&T Corporation and Sprint Corporation. The claims alleged by the Plaintiff seek, among other damages, $7.6 million in royalty fees from the Company. On November 8, 2004, the Company responded by filing its answer, affirmative defenses and counterclaims.

The Company continues to review and investigate the allegations set forth in the complaint, continues to assess the validity of the Gammino Patents and is in the process of determining whether the technology purchased by the Company from third parties infringes upon the Gammino Patents. Additionally, the Company is assessing any and all rights it may have for indemnification by third parties from whom the international call blocking services are acquired. The Company intends to vigorously defend itself in this matter and pursue its counterclaims; however, the Company cannot at this time predict its likelihood of success on the merits or its success in seeking indemnification from the third parties from whom it purchases the call blocking services.

In connection with the Loan Purchase Agreement, the former secured lenders, subject to certain limitations, have agreed to reimburse the Company for the litigation cost and any losses resulting from the Gammino lawsuit. The former secured lenders have agreed to fund such costs from future regulatory receipts that were assigned to them pursuant to an agreement (the “Exchange Agreement”) in which the Company agreed to assign its right to receive up to $18 million of certain future receipts (“Regulatory Receipts”). Any such Regulatory Receipts will be deposited into a third-party escrow account and used to reimburse the Company for costs incurred. The secured lenders are not required to fund the escrow account or otherwise reimburse the Company for amounts, if any, in excess of actual Regulatory Receipts collected. Any amount remaining in the escrow account at the conclusion of the litigation is to be returned to the former secured lenders.

In addition to legal proceedings disclosed in the Company's Form 10K for the year ended December 31, 2003 and elsewhere herein, the Company is involved in routine litigation arising in the normal course of its business which it believes will not materially affect its financial position or results of operations.

Where You Can Find More Information

The Reverse Stock Split will result in a “going private” transaction subject to Rule 13E-3 of the Exchange Act. We have filed a Rule 13E-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Stock Split. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any interested stockholder, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Donald L. Paliwoda, Chief Financial Officer, at the following address: DAVEL COMMUNICATIONS, INC., 200 Public Square, Suite 700, Cleveland, Ohio 44114.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, and other information with the Commission relating to our business, financial and other matters.

Copies of such reports, proxy statements, this information statement and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the Commission’s public reference rooms, you may call the Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission’s Internet website at http://www.sec.gov. Amendments to the Schedule 13e-3 will be filed that will incorporate by reference any Exchange Act documents that are filed after the date of this Information Statement.

THE BOARD OF DIRECTORS

Dated: _______________, 2005

Davel Communications, Inc.
200 Public Square, Suite 700
Cleveland, Ohio 44114

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DAVEL COMMUNICATIONS, INC.

Date: April 12, 2005	By:	/s/ Donald L. Paliwoda
Donald L. Paliwoda
Chief Financial Officer

MOBILEPRO CORP.

Date: April 12, 2005	By:	/s/ Jay O. Wright
Jay O. Wright
Chairman and Chief Executive Officer

DAVEL ACQUISITION CORP.

Date: April 12, 2005	By:	/s/ Jay O. Wright
Jay O. Wright
President and Chief Executive Officer